UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

SEMTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2021

To Our Stockholders:

Notice is hereby given that the 2021 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the offices of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012* on Thursday, June 10, 2021 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect ten directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified;

2.	consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2022;

3.	consider an advisory resolution to approve executive compensation;

4.	transact any other business which may properly come before the 2021 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2021 Annual Meeting of Stockholders was the close of business on April 16, 2021. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order for the meeting to be held. A list of the stockholders as of the record date will be available for inspection by any stockholder at the Company’s offices located at 200 Flynn Road, Camarillo, California 93012, during ordinary business hours beginning on May 31, 2021, and at the meeting on June 10, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2021: Our Proxy Statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for fiscal year 2021. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You will not receive a printed copy of the proxy materials unless specifically requested. This Proxy Statement and our Annual Report to Stockholders for fiscal year 2021, including our Form 10-K for the fiscal year ended January 31, 2021, are available at http://investors.semtech.com/ar2021 which does not have “cookies” that identify visitors to the site. Our proxy materials can be accessed without requiring the use of a control number. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2021 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card if you received a paper copy of the proxy materials in order to ensure the presence of a quorum.

Any proxy may be revoked by delivery of a later dated proxy card or submitting another proxy over the Internet or telephone, by delivery of a written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person.

*

We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission. We will also issue a press release and post details on the change(s) to the meeting on our website at https://investors.semtech.com. In the event we hold the meeting solely by means of remote communication, you will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to gain access to, and submit questions during, the Annual Meeting. Please note that if you hold shares through a brokerage firm, bank or other holder of record, you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record.

By Order of the Board of Directors

Charles B. Ammann

Secretary

April 30, 2021

Camarillo, California

ATTENDING THE 2021 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials or proxy card is your ticket to the 2021 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2021 Annual Meeting of Stockholders.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the 2021 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2021 Annual Meeting of Stockholders unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2021 Proxy Statement

Semtech Corporation 2021 Proxy Statement

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 10, 2021

PROXY STATEMENT SUMMARY	This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about April 30, 2021. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2021 Annual Meeting of Stockholders

Date and Time	Location	Record Date
Thursday, June 10, 2021 11:00 a.m., Pacific Time	Offices of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012	April 16, 2021

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2021 Annual Meeting of Stockholders to be held on June 10, 2021 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals	Board Recommendation	Page Reference
1. elect ten directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified	FOR each nominee	9
2. consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2022	FOR	85
3. consider an advisory resolution to approve executive compensation	FOR	87

Director Nominees

Name	Age	Director Since	Independent	Committee Membership
Rockell N. Hankin	74	1988	Yes	Nominating and Governance Committee Chair
Martin S.J. Burvill	62	2020	Yes	Compensation Committee
Rodolpho C. Cardenuto	61	2018	Yes	Compensation Committee
Bruce C. Edwards	67	2006	Yes	Compensation Committee Chair
Saar Gillai	54	2018	Yes	Audit Committee
Ye Jane Li	53	2016	Yes	Compensation Committee
James T. Lindstrom	75	2002	Yes	Audit Committee Chair
Paula LuPriore	63	2020	Yes	Audit Committee
Mohan R. Maheswaran	57	2006	No
Sylvia Summers	68	2013	Yes	Audit Committee Nominating and Governance Committee

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PROXY STATEMENT

Fiscal Year 2021 Business Highlights

Net Sales $595M Increased approximately $48 million, or 9%, from fiscal year 2020, with growth in Infrastructure, Industrial and High-End Consumer end markets.

Stock Price

Increased 35%

Our stock price increased 35%, from a per-share closing price of our common stock on the Nasdaq Stock Market of $52.52 on January 24, 2020 (the last trading day of fiscal year 2020) to a per-share closing price of our common stock on the Nasdaq Stock Market of $70.95 on January 29, 2021 (the last trading day of fiscal year 2021).

Cash Flows from Operations $119M We ended fiscal year 2021 with approximately $269 million in cash and cash equivalents and $419 million of undrawn capacity on our credit facility.	Earnings Per Share Increased 94% Earnings per share increased to $0.91 from $0.47 in fiscal year 2020.

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company,” “we,” “us” or “our”), which has its principal executive offices at 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this “Proxy Statement”) in connection with its solicitation of proxies to be voted at the 2021 Annual Meeting of Stockholders to be held at the offices of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012 on Thursday, June 10, 2021 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof.

We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission. We will also issue a press release and post details on the change(s) to the meeting on our website at https://investors.semtech.com.

In the event we hold the meeting solely by means of remote communication, you will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to gain access to, and submit questions during, the Annual Meeting. Please note that if you hold shares through a brokerage firm, bank or other holder of record, you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record.

We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders available to stockholders on or about April 30, 2021. The Company’s Annual Report on Form 10-K for fiscal year 2021 (“Annual Report”), including financial statements for the fiscal year ended January 31, 2021, is being made available to stockholders concurrently with this Proxy Statement.

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PROXY STATEMENT

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect ten directors to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Martin S.J. Burvill
Mr. Rodolpho C. Cardenuto
Mr. Bruce C. Edwards
Mr. Saar Gillai
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Mr. James T. Lindstrom
Ms. Paula LuPriore
Mr. Mohan R. Maheswaran
Ms. Sylvia Summers
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2022.	For ratification for fiscal year 2022
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a copy of our proxy materials including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

Who is entitled to vote?

Stockholders as of the close of business on April 16, 2021 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Who are the largest principal stockholders?

See “Beneficial Ownership of Securities” elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company’s common stock as of April 16, 2021.

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PROXY STATEMENT

What percentages of stock do the directors and officers own?

Together, our directors and officers own about 1.3% of the Company’s common stock as of April 16, 2021. For information regarding the ownership of our common stock by our directors and officers, see the section entitled “Beneficial Ownership of Securities” elsewhere in this Proxy Statement.

What does it mean if I get more than one Notice or set of proxy materials?

It means that you hold shares registered in more than one account. You must submit your proxy or voting instructions for each account for which you have received a Notice or set of proxy materials to ensure that all of your shares are voted.

How do I vote?

Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card if you requested and received printed copies of the proxy materials by mail. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR the election of each of the director nominees (Proposal Number 1), the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) on your behalf as recommended by the Board on those proposals; and as the proxy holders may determine in their discretion with respect to any other matters properly presented for vote at the Annual Meeting. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy card or submitting another proxy using the Internet or by telephone (your latest Internet or telephone voting instructions will be followed). You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Instructions for voting by using the Internet or by telephone are set forth in the Notice and/or on the proxy card.

If you hold Semtech shares in “street name”: Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1), or the advisory resolution to approve executive compensation (Proposal Number 3). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1 or 3. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name. If you wish to vote in person at the Annual Meeting, please use a copy of your latest account statement showing your investment in our common shares as of the Record Date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the Annual Meeting. Please note that you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose. If you wish to revoke your proxy any time before the meeting you should contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

What constitutes a quorum?

As of the Record Date, 64,949,598 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is

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PROXY STATEMENT

necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast, even if less than a majority, will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a majority voting policy (“Majority Withheld Vote”) for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2 and 3. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Semtech Corporation 2021 Proxy Statement  |  5

PROXY STATEMENT

How are the votes counted?

A “broker non-vote” occurs when a bank, broker or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes will not be counted in determining the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “Majority Withheld Vote” policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) because they represent votes that are present, but not cast. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm and, therefore, there will be no broker non-votes for Proposal Number 2. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so will not be counted in determining the outcome of Proposal Number 3.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Who will count the vote?

We have appointed Computershare Trust Company, N.A. to tabulate the votes and act as inspector of election at the Annual Meeting. In the event that Computershare Trust Company, N.A. is unable to act as independent inspector of election, our Corporate Secretary will act in such role.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

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PROXY STATEMENT

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

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PROXY STATEMENT

Special Note

Regarding Forward-Looking and Cautionary Statements

This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the uncertainty surrounding the impact and duration of the COVID-19 pandemic on global economic conditions and on the Company’s business and results of operations; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of the Company’s products; the Company’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end-user markets; export restrictions and laws affecting the Company’s trade and investments including with respect to Huawei and certain of its affiliates, and tariffs or the occurrence of trade wars; and the Company’s ability to forecast and achieve anticipated net sales and earnings estimates in light of periodic economic uncertainty, including impacts arising from Asian, European and global economic dynamics. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the Company’s Annual Report on Form 10-K, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and additional factors that accompany the related forward-looking statements in the Annual Report on Form 10-K, in the Company’s other filings with the Securities and Exchange Commission (“SEC”), and in material incorporated therein and herein by reference. In light of the significant risks and uncertainties inherent in the forward-looking information included therein and herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof.

Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statement that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.

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ELECTION OF DIRECTORS

(Proposal Number 1)

Our Board, upon the recommendation of the Nominating and Governance Committee, is proposing ten directors to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders and until his or her respective successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders. There are no arrangements or understandings between any nominee and any other person for selection as a nominee. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. As previously announced, James P. Burra had notified the Board on March 15, 2021 that he will not stand for re-election at the Annual Meeting. The Board has voted to reduce its size from eleven to ten directors effective immediately before the Annual Meeting. Unless a stockholder directs otherwise in its proxy, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the named proxy holders will vote the shares for such other person, if any, as shall be designated by the Board or the Board may reduce the number of directors constituting the Board. Our Board currently has no knowledge that any of the nominees will be unable or unwilling to serve.

Our Board has a breadth of experience and reflects a diversity of perspectives and backgrounds.

Snapshot of Diversity of Semtech’s Board

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ELECTION OF DIRECTORS (Proposal Number 1)

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin

Age 74

Director since 1988

Chairman of the Board since 2006

Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 32 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

Martin S.J. Burvill

Age 62

Director since October 2020

Compensation Committee

Held a variety of positions at Verizon Communications from 2006 to 2019. From 2016 through 2019 was President, Business Markets, which provides fixed and mobile (4G/5G) networking, Internet of Things (IoT), security, and Cloud/IT services to U.S. Small and Medium Businesses (SMB’s) and state and local governments. From 2012 through 2016 he was Senior Vice President Global Operations of Verizon Enterprise. Prior to 2012 he was Vice President, Europe, and Vice President Global Solutions of Verizon Enterprise. Previously held executive positions at MCI Communications, Nexagent, Internap, Racal Telecom, British Telecom and S.I.T.A.

Director of the PERT Consortium, a charity dedicated to fighting Pulmonary Embolism.

Qualifications: Mr. Burvill’s qualifications to serve as a member of the Board include his extensive expertise in general management, business transformation, network services, digital transformation, Cloud-based services, cybersecurity, and a diverse set of other corporate functions.

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ELECTION OF DIRECTORS (Proposal Number 1)

Rodolpho C. Cardenuto

Age 61

Director since September 2018

Compensation Committee

President, Applications Group of Vonage, a global business cloud communications company, since December 2019. Senior Vice President, Sales of Magic Leap, a private company focused on augmented reality products, from January 2019 until November 2019. President of SAP Americas, Inc. Global Partner Operations organization from 2014 to December 2018. Joined SAP in 2008 as President of SAP Latin America and the Caribbean and also served as President of SAP Americas in 2013. Held executive positions at Hewlett-Packard Company from 2001 to 2007, and prior to 2001, executive positions at Vesper, Nextel, and Hewlett-Packard Brasil Ltda.

Qualifications: Mr. Cardenuto’s qualifications to serve as a member of the Board include his more than 25 years of extensive and high level experience in the technology industry as well as his experience with global operations.

Bruce C. Edwards

Age 67

Director since 2006

Compensation Committee Chair

Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. (“Powerwave”), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions from November 2012 to November 2020. Chairman of the Board of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions from February 2014 until May 2015 and director since May 2000. In May 2015 Emulex was acquired by Avago Technologies.

Qualifications: Mr. Edward’s qualifications to serve as a member of the Board include senior executive management, accounting and financial experience at publicly-traded technology companies which we believe provides our Board with valuable executive-level insights and his experience as a director of other public companies.

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ELECTION OF DIRECTORS (Proposal Number 1)

Saar Gillai

Age 54

Director since September 2018

Audit Committee

Independent board director and CEO advisor to multiple startups since January 2020. Executive mentor at Merryck & Co. since October 2020. Chief Executive Officer and Director of Teridion, a Cloud-based networking company, from October 2017 to December 2019. Senior Vice President and General Manager of Hewlett Packard Enterprise’s Communications Solutions Business from October 2014 to October 2016. Senior Vice President, General Manager and Chief Operating Officer of HP Cloud from November 2012 to October 2014. Previously held executive positions at 3Com, Enfora, Tropos Networks, and Cisco Systems.

Director of Xilinx, a public company and the leading provider of All Programmable FPGAs, SoCs, MPSoCs and 3D ICs since May 2016. Director of Liquid Instruments, a private company focused on next gen test equipment since 2020. Director of SpaceIQ, a private company and provider of smart IWMS/CAFM facility management software from July 2017 to August 2019 (acquired by WeWork).

Qualifications: Mr. Gillai’s qualifications to serve as a member of the Board include his senior executive and board experience in both startups and public companies and his over 25 years of experience in the technology industry.

Ye Jane Li

Age 53

Director since 2016

Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of CTS Corporation since May 2020, a public company and a leading designer and manufacturer of products that sense, connect and move. Director of Knowles Corporation since February 2018, a public company and leading supplier of advanced micro-acoustic, audio processing, and precision device solutions. Director of ServicePower since July 2017, a private company that provides mobile workforce management software solutions. Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves, as well as her experience as a director of private and public companies. Her background and experience also provides the board with invaluable insights into Asian markets, which are important strategic markets for us.

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ELECTION OF DIRECTORS (Proposal Number 1)

James T. Lindstrom

Age 75

Director since 2002

Audit Committee Chair

Chief Financial Officer of Adaptive Spectrum and Signal Alignment, Inc., an IP and software company, since June 2019. Former Chief Operating Officer of Kilopass Technology, Inc., a semiconductor intellectual property company, from April 2015 through November 2016. Former Chief Financial Officer of Kilopass from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C-Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Qualifications: Mr. Lindstrom’s qualifications to serve as a member of the Board include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

Paula LuPriore

Age 63

Director since October 2020

Audit Committee

CEO and Co-founder of Wujitech, Inc., a private Cloud-based company delivering bio-analytic software solutions since 2010. From 2002 through 2010 she served at Asyst Technologies, Inc., a public robotic automation, technology and manufacturing company for the semiconductor industry, as EVP and COO and most recently Interim CEO. Ms. LuPriore began her career as a software engineer at IBM, and spent 23 years leading various organizations across product engineering, strategy, marketing, and technical sales, in various Senior Executive roles including as VP of IBM’s Storage Networking Division where she led the product group targeting the Network Attached Storage (NAS) market.

Director of Wujitech, Inc., a private company since 2011. In 2015, she served as a Director of PCS Edventures Inc., a publicly traded technology company that designs and delivers education products and services for the science, technology, engineering, and mathematics (STEM) market, where she served on the audit and compensation committees.

Qualifications: Ms. LuPriore’s qualifications to serve as a member of the Board include her extensive senior executive experience in Information Technology Enterprise Software and Hardware, Semiconductor, and Networking markets, with broad expertise in Data Center, Cloud Computing, and Consulting Services across various industries in domestic and international markets.

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ELECTION OF DIRECTORS (Proposal Number 1)

Mohan R. Maheswaran

Age 57

Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy from January 2001 to June 2001; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

Sylvia Summers

Age 68

Director since 2013

Audit Committee

Nominating and Governance Committee

Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously served as a director of public companies, including Headwaters, Inc. from 2013 to 2017, Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

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CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Listing Rules applicable to companies whose stock is listed for trading on the Nasdaq Stock Market LLC (“Nasdaq”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that each of Messrs. Hankin, Burra, Burvill, Cardenuto, Edwards, Gillai, and Lindstrom and each of Ms. Li, LuPriore and Summers, are independent under applicable Nasdaq rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority, an annual business plan approved by the Board, and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board (elections where the only nominees are those recommended by the Board). In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors, will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the inspector of elections.

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CORPORATE GOVERNANCE

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

Corporate Social Responsibility and Sustainability

The Company and the Board are focused on corporate social responsibility and sustainability. The Company’s Environmental, Social and Governance Committee, consisting of members of management representing various functional groups, works to identify additional ways that the Company can foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact. The committee reports its findings to the Board at least quarterly. The Company has designated Charles B. Ammann, our Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer, to be responsible for matters relating to environmental, social and governance matters. In addition, the Nominating and Governance Committee of the Board has oversight over the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion.

The Company is committed to efforts to increase diversity and foster an inclusive work environment through the Company’s core values and principles. The Company also provides training to all employees to improve their understanding of behaviors that can be perceived as discriminatory, exclusionary and/or harassing, and encourage employees to report such behaviors to management or via an anonymous hotline.

The Company also aims to contribute to the communities where we live and work, and believe that this commitment helps in our efforts to attract and retain employees. We offer our employees the opportunity to give back to their local communities or contribute to charities and provide opportunities to facilitate participation by our employees in these initiatives.

Human Capital and Culture

The Board oversees the Company’s human capital, with focus on culture, the health, safety and wellness of the Company’s employees and the development of talent. The Board considers Chief Executive Officer succession and development, and considers and discusses with the Chief Executive Officer succession and development planning for other executive positions, diversity initiatives, and employee engagement. We expect all directors and employees of the Company (including our executive officers) to uphold our Code of Conduct. The Company’s talent strategy involves our efforts to achieve an optimal balance of internal development, supplemented by external hires. We believe this approach contributes to and enhances our employee loyalty and commitment. We support and develop our employees through global training and development programs targeted at building and strengthening our employees’ leadership and professional skills. We provide our employees and their families’ access to a variety of flexible and convenient health and welfare programs, including benefits that support their physical and mental health through tools and

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CORPORATE GOVERNANCE

resources to help them improve or maintain their health status. In addition, we recently launched the Semtech Women’s Leadership Council to oversee initiatives to attract, develop, promote and retain female talent.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company, including having the Audit Committee provide oversight over the Company’s information technology and cybersecurity policies and procedures. Management reports to the Board on information security matters on a quarterly basis. In addition, the Audit Committee oversees management’s risk assessments which are conducted regularly to mitigate potential information and security risks. We have not experienced a significant security breach in the past three years. We also provide our employees annually with cybersecurity awareness training.

The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

The Company periodically conducts enterprise risk assessment evaluations with Audit Committee oversight and participation. The results of the enterprise risk assessment conducted in fiscal year 2020 were reported to the Audit Committee Chair and will be presented to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, operations, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, international, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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CORPORATE GOVERNANCE

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The stock trading guidelines prohibit directors, officers and employees or their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the securities of the Company. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We believe that all compensation programs are structured with a combination of appropriate controls, objective measurement variables, review authorities and/or payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to not take unnecessary or excessive risks.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives for our executives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

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CORPORATE GOVERNANCE

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal year 2021, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. The Chairman of the Board separately interviewed each of the individual directors to document their views on Board operations and performance, including the performance of their fellow directors. The Chairman reported the results of these interviews to the entire Board. In addition, each director completed self-assessments regarding the effectiveness of each committee on which such director serves, which were reviewed by the Nominating and Governance Committee and reported to the entire Board.

Director Attendance at Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 17 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served during the last fiscal year. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. Each of the then incumbent directors attended last year’s Annual Meeting, held in June 2020 in person or by telephone.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.

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CORPORATE GOVERNANCE

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
James P. Burra, Vice Chairman of the Board (1)	✓		✓
Martin S.J. Burvill (2)		✓
Rodolpho C. Cardenuto		✓
Bruce C. Edwards		Chair
Saar Gillai	✓
Ye Jane Li		✓
James T. Lindstrom	Chair
Paula LuPriore (2)	✓
Sylvia Summers	✓		✓
Number of meetings during fiscal year 2021	8	4	5

(1)

As disclosed in a Current Report on Form 8-K filed on March 19, 2021, Mr. Burra notified the Board on March 15, 2021 that he would not seek re-election as a director at the Company’s 2021 Annual Meeting of Stockholders, but would continue serving as Vice Chairman of the Board, and as a member of the Audit Committee and the Nominating and Governance Committee until the date of the Annual Meeting.

(2)	On March 31, 2021, Mr. Burvill and Ms. LuPriore were appointed to the Compensation and Audit Committees, respectively.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of five Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq and SEC rules applicable to audit committee members, is financially sophisticated as defined by Nasdaq rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;

•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	audits of the Company’s financial statements;

•	appointment, compensation, retention and work of the auditor;

•	Company’s financial risk; and

•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

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CORPORATE GOVERNANCE

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Audit Committee may also delegate to subcommittees such authority as it deems appropriate. The Audit Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of Nasdaq and applicable law. The Compensation Committee consists of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;

•	reviewing the Company’s management development programs and succession plans;

•	periodically reviewing the Company’s executive incentive programs and benefit plans;

•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;

•	making and approving equity awards; and

•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

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CORPORATE GOVERNANCE

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

•	overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board;

•

overseeing the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion; and

•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Nominating and Governance Committee consists of three Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Nominating and Governance Committee may also delegate to subcommittees such authority as it deems appropriate. The Nominating and Governance Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws

•	Core Values and Code of Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

•	Director Compensation Policy

•	Director Stock Ownership Guidelines

•	Executive Stock Ownership Guidelines

•	Related-Persons Transaction Policy

•	Board Committee Assignments

•	Stock Trading Guidelines

22  |  Semtech Corporation 2021 Proxy Statement

TRANSACTIONS WITH RELATED PARTIES

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions are approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the amount involved and the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest and whether entering into the transaction would be consistent with the Company’s Code of Conduct;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons and potential benefits to the Company to enter into the transaction;

•	whether the transaction was or will be undertaken in the ordinary course of business of the Company;

•

in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence;

•	whether it is a single transaction or a series of ongoing, related transactions;

•	whether the transaction is fair to the Company; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Since January 26, 2020, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Semtech Corporation 2021 Proxy Statement  |  23

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or Chief Legal Officer. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

24  |  Semtech Corporation 2021 Proxy Statement

DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•

Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” and “Direct Nomination of a Director Candidate” below. Candidates are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate director candidates proposed by our stockholders in the same manner and using the same criteria as used for any other director candidate.

Semtech Corporation 2021 Proxy Statement  |  25

DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) must be received no later than March 12, 2022; must otherwise be made in accordance with our Director Nominations Policy, and must contain the following information as specified in the policy:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, any directorships held during the past five years, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

(ii)	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

(iii)

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of a specified limit and certain other types of business relationships with the Company).

(b)	as to such stockholder giving notice:

(i)	the name and address, including telephone number, of the recommending stockholder;

(ii)	the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;

(iii)

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

(iv)	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

(c)	additional items:

(i)

describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

(ii)	describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company;

(iii)

a statement supporting the stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company;

(iv)

state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and

(v)

the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

26  |  Semtech Corporation 2021 Proxy Statement

DIRECTOR NOMINATIONS

The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth above and in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2022 Annual Meeting if notice of such nomination is not received by the Company by March 12, 2022. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)	the name, age, business address, residence address and principal occupation or employment of the person,

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

(iii)

a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

(b)	as to such stockholder giving notice:

(i)

the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(ii)

a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(iv)	any material interest of the stockholder in such business, and

(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

Semtech Corporation 2021 Proxy Statement  |  27

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2022 Annual Meeting no later than December 31, 2021 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2022 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2022 Annual Meeting.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act which are not intended to be included in next year’s Proxy Statement, will be considered untimely and ineligible to come properly before the Company’s 2022 Annual Meeting if notice of such proposal is not received by the Company by March 12, 2022. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

28  |  Semtech Corporation 2021 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer and equity-based compensation for their services on the Board, their committee service, and their role as Chair of the Board or any committee.

Cash Retainer Fees

During fiscal year 2021, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the Chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2021 were made from the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each non-employee director then in office is automatically granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) is for a number of restricted stock units determined by dividing $70,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award are paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) is for a number of restricted stock units determined by dividing $80,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of the grant is not a trading day), rounded down to the nearest whole unit.

Semtech Corporation 2021 Proxy Statement  |  29

DIRECTOR COMPENSATION

Each Annual Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award are paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. Each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board) receives an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”) and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1.

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award is determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

30  |  Semtech Corporation 2021 Proxy Statement

DIRECTOR COMPENSATION

The Board from time to time may amend our compensation policy for Non-Employee Directors.

DIRECTOR COMPENSATION – FISCAL YEAR 2021

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2021 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2021 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Rockell N. Hankin, Chairman of the Board	105,000	149,985	–	254,985
James P. Burra, Vice Chairman of the Board	60,000	149,985	–	209,985
Martin SJ. Burvill(2)	22,500	112,086	–	134,586
Rodolpho C. Cardenuto	55,000	149,985	–	204,985
Bruce C. Edwards	65,000	149,985	–	214,985
Saar Gillai	55,000	149,985	–	204,985
Ye Jane Li	55,000	149,985	–	204,985
James T. Lindstrom	65,000	149,985	–	214,985
Paula LuPriore(2)	22,500	112,086	–	134,586
Carmelo J. Santoro(3)	13,750	–	–	13,750
Sylvia Summers	60,000	149,985	–	209,985

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2021. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2021. On July 1, 2020 each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award 1,567 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 1,371 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $51.05 and the fair value of the awards on the grant date were $79,995 for each Annual Deferred RSU Award and $69,990 for each Annual Non-Deferred RSU Award.

(2)

On October 1, 2020 Mr. Burvill and Ms. LuPriore were appointed to the Board and each was awarded as his or her Initial Equity Awards an Initial Deferred RSU Award of 1,103 restricted stock units that settle in cash and as his or her Initial Non-Deferred RSU Award 965 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $54.20 and the fair value of the awards on the grant date were $59,783 for each Initial Deferred RSU Award and $52,303 for each Initial Non-Deferred RSU Award.

(3)	Dr. Santoro retired from the Board on June 11, 2020.

Semtech Corporation 2021 Proxy Statement  |  31

DIRECTOR COMPENSATION

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 31, 2021:

Outstanding Awards at End of Fiscal Year 2021
	Director Since	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units- Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name		Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	–	–	–	39,398	1,567	40,965	10,128	1,371	11,499
Vice Chairman Burra	1991	–	–	–	39,398	1,567	40,965	10,128	1,371	11,499
Mr. Burvill	2020	–	–	–	–	1,103	1,103	–	965	965
Mr. Cardenuto	2018	–	–	–	2,638	1,567	4,205	2,308	1,371	3,679
Mr. Edwards	2006	–	–	–	39,398	1,567	40,965	10,128	1,371	11,499
Mr. Gillai	2018	–	–	–	2,638	1,567	4,205	2,308	1,371	3,679
Ms. Li	2016	6,849	–	6,849	9,499	1,567	11,066	8,199	1,371	9,570
Mr. Lindstrom	2002	–	–	–	39,398	1,567	40,965	10,128	1,371	11,499
Ms. LuPriore	2020	–	–	–	–	1,103	1,103	–	965	965
Ms. Summers	2013	–	–	–	16,372	1,567	17,939	10,128	1,371	11,499

32  |  Semtech Corporation 2021 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 16, 2021, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2020, unless otherwise noted below. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (6)

BlackRock Inc. (1) 55 East 52nd Street, New York, NY 10055	7,292,454	11.2

FMR LLC (2) 245 Summer Street, Boston, Massachusetts 02210	6,501,879	10.0

The Vanguard Group, Inc. (3) 100 Vanguard Blvd., Malvern, PA 19355	6,231,074	9.6

Invesco Ltd. (4) 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309	4,283,880	6.6

Rockell N. Hankin, Chairman of the Board	137,695	*

James P. Burra, Vice Chairman of the Board (5)	51,499	*

Martin S.J. Burvill, Director	965	*

Rodolpho C. Cardenuto, Director	3,679	*

Bruce C. Edwards, Director (5)	33,454	*

Saar Gillai, Director	3,679	*

Ye Jane Li, Director	13,419	*

James T. Lindstrom, Director	24,242	*

Paula LuPriore, Director	965	*

Sylvia Summers, Director	25,955	*

Mohan R. Maheswaran, Director, President and Chief Executive Officer	299,210	*

Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	115,579	*

Gary M. Beauchamp, Executive Vice President and General Manager, Signal Integrity Products Group	7,073	*

Alistair W. Fulton, Vice President, General Manager, Wireless and Sensing Products Group	12,483	*

Norris Powell, Senior Vice President and Chief Human Resources Officer	0	*

All Current Directors and Executive Officers as a group (21 persons including those named above) (7)	854,610	1.3

*	Less than 1%

Semtech Corporation 2021 Proxy Statement  |  33

BENEFICIAL OWNERSHIP OF SECURITIES

(1)

As reported in Amendment No. 12 to Schedule 13G filed on January 27, 2021 by BlackRock Inc. BlackRock Inc. reported sole voting power with respect to 7,200,313 shares and sole dispositive power with respect to 7,292,454 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd.

(2)

As reported in Amendment No. 1 to Schedule 13G filed March 10, 2021 by FMR LLC and Abigail P. Johnson to reflect their beneficial ownership as of February 26, 2021. FMR LLC reported sole voting power over 1,069,747 shares and sole dispositive power over 6,501,879 shares. Abigail P. Johnson reported sole dispositive power over 6,501,879 shares. FMR LLC is reporting as the parent company of the following subsidiaries which hold the shares: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC and Strategic Advisers LLC. Abigail P. Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC.

(3)

As reported in Amendment No.10 to Schedule 13G filed February 10, 2021 by The Vanguard Group. The Vanguard Group reported shared voting power over 149,125 shares, sole dispositive power over 6,029,609 shares and shared dispositive power over 201,465 shares as the parent company of the following subsidiaries which hold the shares: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.

(4)

As reported in Amendment No. 1 to Schedule 13G filed on February 12, 2021 by Invesco Ltd. Invesco Ltd. reported sole voting power over 4,178,170 shares and sole dispositive power over 4,283,880 shares, as the parent company of the following subsidiaries which hold the shares: Invesco Advisers, Inc., Invesco Asset Management Deutschland GmbH, Invesco Asset Management Ltd., Invesco Canada Ltd, Invesco Investment Advisers, LLC and Invesco Capital Management LLC.

(5)

The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (50,128 shares) and Mr. Edwards (32,083 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(6)

The ownership percentage is based on 64,949,598 shares outstanding as of April 16, 2021 and the numerator and denominator include the shares, shown above, which the holder has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by a holder are deemed to be outstanding in calculating the ownership percentage of that holder and of the group, they are not deemed to be outstanding as to any other holder. No named holder holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 16, 2021 through the exercise of stock options.

(7)

No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

34  |  Semtech Corporation 2021 Proxy Statement

EXECUTIVE OFFICERS

Name	Age as of April 16, 2021	Position
Mohan R. Maheswaran	57	President and Chief Executive Officer
Emeka N. Chukwu	58	Executive Vice President and Chief Financial Officer
Charles B. Ammann	66	Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer
Gary M. Beauchamp	61	Executive Vice President and General Manager, Signal Integrity Products Group
Chris H. Chang	53	Senior Vice President, Corporate Marketing and Sales, Asia Pacific
Alistair W. Fulton	51	Vice President and General Manager, Wireless and Sensing Products Group
Norris Powell	56	Senior Vice President and Chief Human Resources Officer
Madhu Rayabhari	54	Vice President and General Manager, Protection Products Group
Michael W. Rodensky	60	Vice President, Sales – Americas and EMEA
Asaf Silberstein	51	Executive Vice President, Worldwide Operations and Information Technology
J. Michael Wilson	65	Executive Vice President and Chief Quality Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu has been our Executive Vice President and Chief Financial Officer since February 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary, and in April 2021 his role expanded to become Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer. He also continues to serve as Secretary of the Company. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative

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EXECUTIVE OFFICERS

operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

Mr. Beauchamp has been our Executive Vice President and General Manager, Signal Integrity Products Group since February 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Products Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Products Group in March 2012, following Semtech’s acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp’s group provides high-performance analog solutions to the data communications and video markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Chang joined the Company in December 2017 as Senior Vice President, Corporate Marketing and Business Development and became Senior Vice President, Corporate Marketing and Sales, Asia Pacific effective March 3, 2020. Prior to joining Semtech, Mr. Chang was Chief Executive Officer at Alien Technology LLC, a global leader in RFID Technology, a position he held since 2014. Prior to Alien Technology, Mr. Chang served as Corporate Vice President at Marvell Semiconductor between 2011 and 2014. Mr. Chang has also held key executive positions in sales and finance functions at other prominent high technology companies including AMD, Silicon Graphics, and Eastman Kodak.

Mr. Fulton is Vice President and General Manager of our Wireless and Sensing Products Group. Mr. Fulton joined the Company in January 2018 as Vice President, IoT Product Management and Marketing and was promoted to his current position in December 2018. Prior to joining the Company, he was employed from 2016 to 2018 at Hitachi as Head of IoT Product Management and Technology. Prior to Hitachi, he held a variety of leadership positions at Microsoft Corporation since 2009. He has also previously served in various positions at Deloitte Consulting and O2 PLC.

Mr. Powell joined the Company in September 2020 as Senior Vice President and Chief Human Resources Officer. Prior to joining Semtech, Mr. Powell served as Chief Human Resources Officer for Syniverse, a leading provider of mobile connectivity in areas of messaging, intelligent roaming, partner management, and fraud and revenue assurance. Before Syniverse, between 2015 and 2017, he served as Vice President of Human Resources at CSM Bakery Solutions, a provider of bakery ingredients, finished products and services. Additionally, Mr. Powell served as Chief Human Resources Officer at B/E Aerospace (now Collins Aerospace), and in senior human resources roles with Acergy (now SubSea 7) and Alstom.

Mr. Rayabhari has been the Vice President and General Manager of the Protection Products Group since October 2020. From 2015 to 2020, he served as Vice President of Marketing and Business Development for the Protection Products Group. Previously, he had been the Vice President of Marketing and Applications for Power Products since joining Semtech in 2012. Prior to joining Semtech, Mr. Rayabhari had served in senior management roles at Geo Semiconductor, Microsemi and PowerDsine. He also previously held various marketing, applications and product development roles at Fairchild Semiconductor and National Semiconductor. He brings over 25 years of semiconductor industry experience.

Mr. Rodensky was promoted to Vice President, Sales – Americas and EMEA effective March 3, 2020. He was previously Vice President of Sales – Americas since joining the Company in 2006. Mr. Rodensky brings over 25 years of experience in executive-level semiconductor sales and marketing management to his role at Semtech. Before joining Semtech, he was Vice President of Worldwide Sales at Vitesse Semiconductor. Mr. Rodensky has held executive-level global sales roles at several public and private semiconductor companies, including Maker Communications, SolarFlare Communications, and Telephotonics, as well as senior sales management positions at Philips, Advanced Micro Devices, and Conexant Systems.

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EXECUTIVE OFFICERS

Mr. Silberstein became Executive Vice President, Worldwide Operations and Information Technology in March 2019. Mr. Silberstein was Senior Vice President, Worldwide Operations and Information Technology from November 2016 to March 2019. His role was expanded in November 2016 to include the area of Information Technology. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at PowerDsine, Israel, when PowerDsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson became Executive Vice President and Chief Quality Officer in March 2019. Mr. Wilson had previously been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

Delinquent Section 16(a) Reports

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 31, 2021, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of a late Form 3 – Initial Statement of Beneficial Ownership of Securities, that was filed on March 17, 2020 for Mr. Rodensky and a late Form 4 filed on November 19, 2020 for Mr. Rodensky for a vesting event that occurred on November 16, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers for services rendered during fiscal year 2021. These individuals are listed in the table below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement.

Name	Title
Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)
Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)
Gary M. Beauchamp	Executive Vice President and General Manager, Signal Integrity Products Group
Alistair W. Fulton	Vice President and General Manager, Wireless and Sensing Products Group
Norris Powell	Senior Vice President and Chief Human Resources Officer

Mr. Powell joined the Company as our Senior Vice President and Chief Human Resources Officer in September 2020.

FISCAL YEAR 2021 BUSINESS HIGHLIGHTS

We established our fiscal year 2021 goals and operating plan well before the extent of the COVID-19 pandemic was known, and early in our fiscal year we were faced with numerous headwinds, including demand volatility and supply constraints due to the pandemic. Our leadership team worked extremely hard to mitigate risks and worked closely with customers and partners to ensure that our overall business operations remained healthy in support of industry critical infrastructure. We finished fiscal year 2021 with net sales 1% higher than our operating plan for the year and with non-GAAP operating income performance at 96% of the plan goal.

The leadership team also prioritized the health and well-being of our employees and their families globally. This included enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing critical, on-site work. Through the efforts of our leadership team, the dedication of our employees, and strong demand for our innovative products we were able to finish the year strongly and recovered from a weak first half to largely meet our annual business plan.

Despite the challenges of the pandemic, we remained focused on furthering our role as a leading provider of disruptive platforms that enable our customers to deliver solutions to create a smarter planet. We continued to invest in secular trends that enable a smarter, more sustainable planet; enable higher bandwidth; and enable greater mobility. As a result, we expect these markets and our associated products’ sales to grow rapidly over the next several years. The increasing adoption of our LoRa® technology for low power wide-area networks (“LPWAN”) is providing connectivity solutions that enable Internet of Things (“IoT”) networks to make a smarter, more connected planet. Additionally, our portfolio of optical connectivity solutions continue to address the demand for greater bandwidth and higher performance, while using less power by our global hyper-scale data center customers. Additionally, the unexpected pivot to online learning and work from home (“WFH”) during the pandemic exposed the fragile nature of many global networks that struggled under the spike in demand. This has driven infrastructure suppliers around the world to accelerate their investments in high speed connectivity using 5G wireless and PON technology where we are an industry leader. Finally, the increasing demand for smaller, lower-powered higher performance mobile platforms with more enjoyable organic light-emitting diode (“OLED”) displays has benefited our protection and proximity sensing solutions that protect these mobile devices and their users from dangerous radio frequency (“RF”) signals.

During the fiscal year, we also maintained our strategy of smaller, targeted investments focused mainly on minority positions in support of the developing LoRa ecosystem and the many new IoT solutions we are introducing. In addition to these strategic investments, we took further actions to help ensure the supply of products from our vendors and suppliers. After the initial onset of the pandemic, the semiconductor industry experienced a significant increase in demand that led to tighter capacity. We believe our investments in fiscal year 2021 position us well to support our expectations of future growth.

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COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors and our management team believe that our strategy to drive long-term net sales growth remains solidly intact. In fact, we expect to benefit further from the increased spending activity to improve the global communications networks that were exposed by the unexpected demand from the WFH revolution.

FISCAL YEAR 2021 CHIEF EXECUTIVE OFFICER COMPENSATION

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail in the “Fiscal Year 2020 CEO Equity Incentive Awards” section below, the program consists of a mix of time-vesting restricted stock units (“RSUs”) as well as shares that are eligible to vest based upon stock price appreciation (“Absolute Stock Price PSUs”) and our total shareholder return (“TSR”) relative to the SPDR S&P Semiconductor ETF index (“Relative TSR PSUs”). These awards were granted in March 2019 and represent Mr. Maheswaran’s long-term incentive opportunity for fiscal years 2020-2023. Accordingly, Mr. Maheswaran was not granted any new equity awards in fiscal year 2021.

Mr. Maheswaran was eligible to earn an annual bonus under the CEO Bonus Plan for fiscal year 2021, which was determined based on four factors:

•	35% weighted to our non-GAAP operating income achievement relative to plan

•	25% weighted to our net revenue growth achievement relative to plan

•	20% weighted to our EPS and net revenue growth relative to a group of performance comparators

•	20% weighted to an evaluation of Mr. Maheswaran’s individual performance

The Compensation Committee has maintained a mix of absolute and relative financial performance and individual performance measurement in the CEO Bonus Plan to ensure that Mr.  Maheswaran’s performance is evaluated broadly in the context of both short- and long-term objectives that drive shareholder value.

FISCAL YEAR 2021 NAMED EXECUTIVE OFFICER (OTHER THAN CEO) COMPENSATION

The structure of compensation awarded to our Named Executive Officers, other than our CEO, in fiscal year 2021 was consistent with the approach in fiscal year 2020. In addition to base salary, there were three components of the short- and long-term incentive opportunity awarded to our other Named Executive Officers.

Compensation Component	Summary of Key Terms
Annual Bonus Plan

•  50% of the bonus is based on our achievement of non-GAAP operating income relative to plan

•  50% of the bonus is determined based on an evaluation of each executive’s individual performance and contributions to strategic objectives that are critical for supporting long-term shareholder value creation

Relative TSR PSUs

•  Between 0% and 200% of the target number of units is eligible to vest based on our relative TSR performance during equally weighted 1-, 2-, and 3-year performance periods

•  Our TSR performance is measured relative to the performance of the SPDR S&P Semiconductor ETF

•  Our TSR must exceed the benchmark performance by 50% for the maximum number of shares to vest

Time Vesting RSUs	• Shares vest annually over a three-year vesting period measured from the date of grant of the awards

For fiscal year 2021, our NEOs (other than our CEO) who were employed by us throughout the entire fiscal year earned annual cash incentive payouts between 82% and 95% of their target incentive for the year based on Company performance and their individual performance, as discussed below.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, there were three tranches of Relative TSR PSUs for which the performance period ended on January 31, 2021 (the last day of our fiscal year). The following chart outlines the percentage of the target number of RSUs subject to the awards that vested based on our performance for performance periods ended January 31, 2021.

Grant Year	Performance Period	Percent of Target RSUs Earned
Fiscal Year 2019	• Fiscal 2019 – 2021 (3 years)	0%
Fiscal Year 2020	• Fiscal 2020 – 2021 (2 years)	0%
Fiscal Year 2021	• Fiscal 2021 (1 year)	40.86%

Our Compensation Committee believes the outcomes of our incentive programs are consistent with a strong pay-for-performance culture, recognizing the below target earnings on both our short- and long-term incentive programs.

2020 NONBINDING ADVISORY VOTE RESULTS; STOCKHOLDER ENGAGEMENT

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2020, approximately 80% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting. As part of its annual process, the Compensation Committee reached out to certain Company stockholders to seek feedback on the Company’s executive compensation program and in particular its long-term incentive program and the fiscal year 2020 long-term equity incentive award for Mr. Maheswaran that constituted his only long-term incentive award opportunity for fiscal years 2020-2023.

The Compensation Committee understands that a few stockholders, including a few that we spoke with as part of our stockholder outreach, voted against the executive compensation for our NEOs as described in our Proxy Statement for our June 2020 Annual Meeting because of the magnitude of the equity awards granted to Mr. Maheswaran in fiscal year 2020. As discussed in that Proxy Statement, we reached out to 21 stockholders who together owned more than 60% of our common stock to discuss their views on executive compensation structures that included up-front equity award grants with significant performance-based components before Mr. Maheswaran’s fiscal year 2020 equity awards were granted, and the Compensation Committee took those views into account in structuring these awards. The Compensation Committee believes that these awards have served, and continue to serve, their purposes and were in the best interests of the Company and its stockholders. In addition, and consistent with the Compensation Committee’s view that Mr. Maheswaran’s equity awards in fiscal year 2020 would constitute his only long-term incentive opportunity for fiscal years 2020-2023, Mr. Maheswaran was not granted any new equity awards in fiscal year 2021.

After consideration of the feedback received from stockholders in fiscal year 2020, the Compensation Committee determined that the Company’s executive compensation policies for fiscal year 2021 would be similar to those in effect for fiscal year 2020 except that Mr. Maheswaran would not, as noted above, be granted any new equity awards in fiscal year 2021.

As part of its annual process, the Compensation Committee will continue to reach out to and engage with the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers our core executive compensation philosophy and considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our peer group of companies for comparable positions;

•

Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•

For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.

The Compensation Committee gives no single factor any specific weight. Except as otherwise noted below, the Compensation Committee does not target our executives’ compensation levels and elements of our executive compensation program to a specific market or peer group level. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

The Compensation Committee assesses executive compensation developments at companies in our peer group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component — the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance; awards subject to time-based vesting requirements provide retention value.
Other compensation and benefits	To provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement, and deferred compensation plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long-term.

For fiscal year 2021, total compensation (based on the compensation amounts reported in the Summary Compensation Table except as noted below) for the Company’s NEOs was distributed as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Since the fiscal year 2020 equity awards for Mr. Maheswaran were intended as his only long-term incentive opportunity for fiscal years 2020-2023, and Mr. Maheswaran was not granted any new equity awards in fiscal year 2021, one-quarter of the grant date fair value of the fiscal year 2020 equity awards for Maheswaran have been included in presenting the allocation of his fiscal year 2021 compensation in the chart above.

Pay-for-Performance Philosophy

Our compensation program is designed to drive behavior that supports sustained stockholder returns and effective pay-for-performance outcomes over time. To achieve this objective, the executive compensation program approved by our Compensation Committee: (1) emphasizes, as noted above, both performance-based compensation (through annual cash incentives and performance-based stock awards) and equity compensation (through time-based and performance-based stock awards); (2) balances short-term performance incentives provided by the annual cash incentive plan with long-term performance incentives provided by equity awards; (3) balances the use of absolute performance metrics versus relative performance metrics evaluated against selected peers; and (4) balances the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee.

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals may include non-GAAP operating income, net revenue growth, TSR, earnings per share (“EPS”) and other financial and operational metrics, both on an absolute basis or relative to our group of peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to attract, retain and develop key talent, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Our executive compensation philosophy has historically reflected a combination of rigorous performance goals and short- and long-term incentive opportunities that are at least equal to the median for comparable positions in our peer group. In particular, as explained in more detail below, the bonus plan applicable to our NEOs pays 80% of the financial component of the bonus plan when achieving 100% of the non-GAAP operating income goal of the plan. Our NEOs would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

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COMPENSATION DISCUSSION AND ANALYSIS

BEST PRACTICES

We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓  No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance-based equity awards.

✓  Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements, with approximately 50% of the target value of equity (or 85% in the case of the last equity awards granted to our CEO) granted to our named executive officers having both time- and performance-vesting requirements.

✓  No Material Perks. We do not provide significant perquisites.

✓  No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓  Executive Change in Control Retention Plan Has No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits would be triggered automatically by any change in control).

✓  No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓  Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are expected to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary.

✓  Equity Award Holding Period Requirements. Our stock ownership guidelines include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓  Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓  Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) and from using the Company’s stock as collateral for any margin account or other form of credit arrangement.

✓  Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓  Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓  Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board of Directors regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for other executive officers (including our NEOs, other than himself); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

Role of Committee Advisors

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2021, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”) as an independent executive compensation advisor.

During fiscal year 2021, Compensia provided support on the following matters:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other Named Executive Officers;

•	the research, development, and review of our compensation and CEO Bonus peer groups;

•	the determination of payouts under our performance share program and CEO bonus plan; and

•	advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.

Compensia did not provide any additional services or products to the Company during fiscal year 2021 beyond the services relating to its support of the Compensation Committee. The Compensation Committee reviewed the services provided by Compensia and considered the factors prescribed by the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market to assess the independence of compensation advisors. Based on its review, the Compensation Committee determined that no conflicts of interest exist between the Company and Compensia and believes that Compensia is independent.

Role of Peer Companies

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including compensation practices at selected peer companies and industry survey data provided by our compensation

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COMPENSATION DISCUSSION AND ANALYSIS

consultant. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Because the peer companies do not universally report data for positions comparable to each of our NEOs, the Compensation Committee also reviewed market data from the Radford Global Technology survey. The Compensation Committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer companies noted below).

In selecting our fiscal year 2021 peer group companies, the Compensation Committee focused on publicly-traded companies based in the United States (“U.S.”) that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 33% and 300% of the Company’s annual revenue and market capitalization between 25% and 400% of the Company’s market cap at the time of the peer selection. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2021 executive compensation determinations (collectively, the “Peer Group”):

Ambarella, Inc.	MACOM Technology Solutions Holdings, Inc.
Cirrus Logic, Inc.	Marvell Technology Group Ltd.
Cree, Inc.	MaxLinear, Inc.
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.
Diodes Incorporated	Monolithic Power Systems, Inc.
Inphi Corporation	Power Integrations, Inc.
Lattice Semiconductor Corporation	Silicon Laboratories Inc.

Based on the Committee’s review of the industry and the revenue and market capitalization criteria noted above, the Compensation Committee included Cree, Inc. in the Peer Group for fiscal year 2021. In addition, Integrated Device Technology, Inc. was removed from the Peer Group for fiscal year 2021 because it was acquired and ceased to be publicly-traded.

COMPONENTS OF OUR 2021 EXECUTIVE COMPENSATION PROGRAM

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

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COMPENSATION DISCUSSION AND ANALYSIS

In March 2020, the Compensation Committee approved salary increases for three of our NEOs as detailed below:

Named Executive Officer	FY20 Annual Salary	FY21 Annual Salary	Percent Increase (FY21 vs. FY20)
Mr. Maheswaran	$620,000	$650,000	4.8%
Mr. Chukwu	$410,000	$410,000	0%
Mr. Beauchamp (1)	$370,825	$400,644	8.0%
Mr. Fulton	$310,000	$350,000	12.9%

(1)

Mr. Beauchamp’s annual base pay is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.78249 USD which was the CAD to USD conversion rate as of January 31, 2021.

The Compensation Committee determined to approve salary increases for Messrs. Maheswaran, Beauchamp and Fulton primarily to provide them with competitive salary levels taking into consideration the compensation data for similar positions at the peer group companies.

The Compensation Committee set Mr. Powell’s annual base salary at $360,000 in connection with his commencement of employment with the Company. To induce him to accept employment with the Company, Mr. Powell also received a $100,000 sign-on bonus and it was agreed that his fiscal year 2021 annual cash incentive would be paid at the “target” level of performance.

Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”).

As part of the process used by the Compensation Committee in reviewing the fiscal year ABP, the Compensation Committee reviews the goals of each NEO with respect to their business unit or corporate function. The Compensation Committee also reviews the fiscal year ABP in light of available business intelligence, forecasts, and projections with the objective that, in the judgment of the Compensation Committee, superior performance would be required to achieve the key financial objectives established for the program. For the CEO, the Board weighs four factors: (1) non-GAAP Operating Income Performance, (2) net revenue growth (year-over-year), (3) Earnings Per Share (“EPS”) Growth and net revenue growth as compared to the “CEO Bonus Peers” (defined below), and (4) the evaluation of the CEO’s individual performance by the Board of Directors. The Compensation Committee believes that this approach results in having consistent financial performance targets apply for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company.

Certain financial goals to be used for annual cash incentive purposes are established on a non-GAAP basis. As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. The Compensation Committee believes that the excluded items do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings.

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COMPENSATION DISCUSSION AND ANALYSIS

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

As noted above, the Compensation Committee sets what it believes to be aggressive annual business plan goals for the cash incentive plan. The approach of the Compensation Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our Peer Group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out below targeted levels for fiscal year 2019 (or slightly above the targeted level for our CEO), below targeted levels for fiscal year 2020, and below targeted levels for fiscal year 2021 (except for Mr. Powell whose annual cash incentive for fiscal year 2021 was paid at “target” as agreed upon in connection with his joining the Company and as noted above). Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals as well as the executive’s individual performance.

For fiscal year 2021, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Chukwu Executive Vice President and Chief Financial Officer	80%
Mr. Beauchamp Executive Vice President and General Manager, Signal Integrity Products Group	80%
Mr. Fulton Vice President and General Manager, Wireless and Sensing Products Group	70%
Mr. Powell Senior Vice President and Chief Human Resources Officer	70%

These target incentives for fiscal year 2021 were the same as the fiscal year 2020 level for each NEO, except that the Compensation Committee, taking into consideration the compensation data for similar positions at the peer group companies, the Company’s executive compensation philosophy, and internal pay equity considerations, set Mr. Powell’s target incentive at 70% of his base salary when he joined the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2021 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believes that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company, and that the allocation between Company and individual performance creates an appropriate balance between achieving short-term (one year) financial objectives and longer term infrastructure and product expansion goals.

The Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

Company Performance Portion of Fiscal Year 2021 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee for the applicable fiscal year. For fiscal year 2021, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. The Compensation Committee believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2021 non-GAAP operating income was $146,040,000, which was approximately 16% higher than our non-GAAP operating income achieved for fiscal year 2020 as taken into account in determining fiscal year 2020 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual fiscal year 2021 non-GAAP operating income performance against the fiscal year 2021 goal of $146,040,000 as follows:

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Company Performance Portion Payable
Below 86% of the target	0%
86% of the target	50%
90% of the target	60%
100% of the target	80%
105% of the target	100%
110% of the target	110%
115% of the target	120%
120% of the target	125%
125% of the target	130%
130% of the target or better	150%

For fiscal year 2021, the non-GAAP operating income achieved was $139,533,000, resulting in a 71.1% payout for the Company performance portion of the Executive Bonus Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

We established our fiscal year 2021 goals and operating plan well before the extent of the COVID-19 pandemic was known, and early in our fiscal year we were faced with numerous headwinds, including demand volatility and supply constraints, due to the pandemic. Our leadership team worked extremely hard to mitigate risks and worked closely with customers and partners to ensure that our overall business operations remained healthy in support of industry critical infrastructure. We maintained the non-GAAP operating income goal we established (without adjustment) despite the impact of the global pandemic, and the fact that we narrowly missed the goal is a testament to the efforts of our employees and leadership team. In addition, our executive team remained focused during the year on furthering our role as a leading provider of disruptive platforms that enable our customers to deliver solutions to create a smarter planet, continued our strategy of smaller, targeted investments focused mainly on minority positions in support of the developing LoRa ecosystem and the many new IoT solutions we are introducing, and took further actions to help ensure the supply of products from our vendors and suppliers.

Individual Performance Portion of Fiscal Year 2021 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	Performance of the business or functional unit or department the executive is responsible for managing.

(2)	The executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives.

(3)	The ability of the executive to lead and develop key subordinates.

(4)	Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO (for NEOs other than himself) and approved by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance. The following NEO achievements in fiscal year 2021 were highlighted in the Compensation Committee’s determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu

•   Leadership in the Company achieving fiscal year 2021 net sales 1% higher than our operating plan for the year and with non-GAAP operating income performance at 96% of the plan goal despite the challenges of the pandemic.

•   Continue to implement system enhancements to streamline operations while maintaining the integrity of the Company’s financial reporting systems.

•   Supported the Company’s strategic efforts, including the Company’s targeted investments in support of the developing LoRa ecosystem and the many new IoT solutions the Company is introducing, and Minority Investment strategy.

•   Intensified investor targeting efforts and strengthened the Company’s environmental, social and governance program.

•   Further strengthened the finance group with experienced hires.

Mr. Beauchamp

•   Through Mr. Beauchamp’s leadership, the Company’s Signal Integrity Products Group beat their annual business plan targets despite numerous headwinds including a ban on shipments to Huawei, ongoing trade challenges and the global pandemic.

•   Led our Signal Integrity Products Group to its first major design wins in the Hyperscale Datacenter PAM4 market with our first ever Analog PAM4 platform named Tri-Edge. This, along with our execution on Clearedge, led to a record year for us in Datacenter sales.

•   Continued to drive new product execution in our PON and Wireless businesses to help ensure we maintain our leadership positions in these segments. Mr. Beauchamp’s leadership in these areas resulted in record fiscal year 2021 revenues for us from 100Gbps data centers, 5G wireless, and the 10G PON segment.

•   Continued to drive our Video Broadcast business so that it is positioned well for growth when live events and gatherings return following the pandemic.

Mr. Fulton

•   Led our Wireless and Sensing Products Group to achieve growth year, including record IOT and Consumer revenues, despite numerous headwinds including a ban on shipments to Huawei and countrywide shutdowns that significantly impacted demand and supply.

•   Led the introduction and rollout of our LoRa Edge platform which we believe is one of the most significant product releases in the history of the company.

•   Upgraded the Wireless and Sensing Products Group through external hires and internal promotions.

•   Put in place a vision, strategy and execution plan for our Cloud Services initiative that we believe will yield positive returns over the next 10 years.

•   Drove our programs with Amazon which led to partnerships on the Amazon Sidewalk program and the AWS IOT Core Program. We believe these programs will yield positive results going forward.

After consideration of the factors and accomplishments described above, the Committee approved the following individual performance factors: Mr. Chukwu – 93%; Mr. Beauchamp – 75%; and Mr. Fulton – 95%. An individual performance determination was not made as to Mr. Powell since he had recently joined the Company and it was agreed when he joined that Company that his cash incentive payment for fiscal year 2021 would be paid at the “target” level.

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COMPENSATION DISCUSSION AND ANALYSIS

Total Fiscal Year 2021 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2021 under the Executive Bonus Plan, with Mr. Powell’s cash incentive payment for fiscal year 2021 paid at the “target” level as agreed upon in connection with his joining the Company.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS

Mr. Chukwu	$328,000	$269,124

Mr. Beauchamp (1)	$320,515	$304,489

Mr. Fulton	$245,000	$203,473

Mr. Powell	$252,000	$252,000

(1)

Mr. Beauchamp’s target bonus amount is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.78249 USD which was the CAD to USD conversion rate as of January 31, 2021.

CEO Bonus Plan

The Company maintains an annual cash incentive plan for our CEO (the “CEO Bonus Plan”). The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s annual bonus potential. For fiscal year 2021, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary (or $812,500).

The CEO Bonus Plan contained four weighted factors: (1) non-GAAP Operating Income Performance; (2) net revenue growth (year-over-year); (3) EPS growth and net revenue growth as compared to the CEO Bonus Peers; and (4) the evaluation of the CEO’s individual performance by the Board of Directors. These factors and their weighting are described below.

•

Non-GAAP Operating Income Performance – 35% of the CEO’s annual cash incentive was based on the Company’s attainment of non-GAAP operating income goals ($146,040,000, which was approximately 16% higher than our non-GAAP operating income achieved for fiscal year 2020 as taken into account in determining the fiscal year 2020 bonus for the CEO). This portion of the CEO Bonus Plan used the same non-GAAP operating income target as under the Company Performance Portion of the Executive Bonus Plan as discussed above. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment.

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COMPENSATION DISCUSSION AND ANALYSIS

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Attainment

Below 86% of the target	0%

86% of the target	50%

90% of the target	60%

100% of the target	80%

105% of the target	100%

110% of the target	110%

115% of the target	120%

120% of the target	125%

125% of the target	130%

130% of the target	150%

150% of the target or better	200%

•

Net Revenue Growth – 25% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2021 net revenue minus prior fiscal year 2020 net revenue) (Net revenue from the 2021 Annual Business Plan minus prior fiscal year 2020 net revenue)

•

EPS and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO’s annual cash incentive was based on the Company’s achievements in net revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively, the “CEO Bonus Peers”), which were selected and established as the CEO Bonus Peers by the Compensation Committee for fiscal year 2020:

Ambarella, Inc.

Cirrus Logic, Inc.

Cree, Inc.

Cypress Semiconductor Corporation

Diodes Incorporated

Inphi Corporation

Lattice Semiconductor Corporation

MACOM Technology Solutions Holdings, Inc.

Marvell Technology Group Ltd.

Maxim Integrated Products, Inc.

MaxLinear, Inc.

Microchip Technology Incorporated

Monolithic Power Systems, Inc.

ON Semiconductor Corporation

Power Integrations, Inc.

Silicon Laboratories, Inc.

For each CEO Bonus Peer, EPS growth and net revenue growth were measured by comparing that company’s performance for its four consecutive fiscal quarters ending in the Company’s fourth quarter of its 2021 fiscal year against the company’s performance levels for the same four consecutive fiscal quarters one year prior, in each case as reflected in its reported financial information.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. The fiscal year 2021 CEO Bonus Peers were specifically selected for use to measure our CEO’s performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. Since this group of companies was used to measure performance as described above and not as a reference point to establish actual compensation levels, the Compensation Committee did not feel it

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COMPENSATION DISCUSSION AND ANALYSIS

necessary or appropriate to limit the group of companies considered based on the size of the company. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran.

The payout percentage for this portion of the CEO Bonus Plan is calculated by reference to the following chart based on the Company’s level of performance to the CEO Bonus Peers for the two relative performance measures. As indicated in the chart, if the Company did not achieve the threshold 50th percentile level for both the EPS growth metric and the net revenue growth metric, no payout would be made.

		EPS Growth Relative to Peers

		< 50th Percentile	50th - 75th Percentile	≥ 75th Percentile

Net Revenue Growth Relative to Peers	< 50th Percentile	0%	50%	50%
	50th - 75th Percentile	50%	100%	150%
	≥ 75th Percentile	50%	150%	200%

•

Board of Directors CEO Performance Evaluation – 20% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership. The Board evaluates the CEO’s individual performance in five major categories:

1.	Strategy – including establishment of, and attainment in relation to, annual and longer-range strategic objectives.

2.

Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

3.	Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

4.	Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

5.	Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

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Fiscal Year 2021 CEO Bonus Plan Targets and Results

Our actual performance against the goals established for fiscal year 2021 under the CEO Bonus Plan are discussed below. We established our fiscal year 2021 goals and operating plan well before the extent of the COVID-19 pandemic was known, and early in our fiscal year we were faced with numerous headwinds, including demand volatility and supply constraints, due to the pandemic. We maintained the goals we established (without adjustment) despite the impact of the global pandemic. We believe the fact that we exceeded some goals and narrowly missed others is a testament to the efforts of our employees, our leadership team and our CEO.

Non GAAP Operating Income Performance – The non-GAAP operating income goal and scoring matrix for the CEO Bonus Plan are the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2021 Executive Bonus Plan (excluding CEO).” For fiscal year 2021, the non-GAAP operating income goal was set at $146,040,000 as a part of the ABP process. This goal was approximately 16% higher than our non-GAAP operating income achieved for fiscal year 2020 and taken into account under our fiscal year 2020 CEO Bonus Plan. At the time the fiscal year 2021 non-GAAP operating income goal was set, the Compensation Committee’s judgment was that this goal would be difficult to achieve. For fiscal year 2021, the non-GAAP operating income achieved was $139,533,000, resulting in a 71.1% payout for this portion of the CEO Bonus Plan.

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the Company’s fiscal year 2021 ABP was $590,700,000, which reflected revenue growth of approximately 8% above actual fiscal year 2020 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging yet achievable. The net revenue taken into account under the CEO Bonus Plan for fiscal year 2021 was $595,117,000, resulting in a 110% payout for this portion of the CEO Bonus Plan.

Performance Relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of the Company’s net revenue growth and EPS growth as compared to the CEO Bonus Peers identified above. The Company’s EPS growth for the full fiscal year 2021 was an increase of 15.1% year-over-year. This EPS performance was at the 33rd percentile relative to the CEO Bonus Peers. The Company’s net revenue for the full fiscal year 2021 was an increase of 8.7% year-over-year. This net revenue growth performance was at the 53rd percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in a 50% payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s performance for fiscal year 2021 in the five individual performance categories noted above.

Fiscal year 2021 had been an unusual year for Semtech and the industry in general as the global pandemic created uncertainty and fear throughout the year but also created pockets of opportunity. The Board believes that the steadiness and strength of our financial and strategic position in the market enabled us to manage the uncertainties and risks throughout the year. We took steps to ensure that our employees felt safe and secure and were equipped to work from home as needed. In addition, we put in place the systems and processes to continue our operations while providing a safe working environment for employees who needed to work at the office. The Board concluded that Mr. Maheswaran had led the company superbly well throughout the year to minimize the impact of the pandemic on our business operations, customers and employees. Despite the challenges during the year, and under Mr. Maheswaran’s leadership, we continued to invest and execute on delivering a strong portfolio of products, improving our strategic positions in our target markets, and we continued to execute on our strategic growth engines. We continued to establish our

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COMPENSATION DISCUSSION AND ANALYSIS

LoRa technology as the emerging de facto standard for the LPWAN (Low Power Wide Area Network) segment within the IoT market as we continued to work towards delivering on specific milestones in terms of Global Operators, Network Providers, Gateways deployed, and end devices deployed. In addition, executing on specific strategic LoRa programs such as Amazon’s Sidewalk initiative and Amazon’s AWS IOT Core program ensured that the LoRa technology momentum would continue. We also continued to strengthen our position in the Hyperscale Datacenter market with new optical PAM4 connectivity products targeted at the 100Gbps, 200Gbps and 400Gbps, Optical Module market. In addition, we continued to strengthen our technology leadership in the 10GPON market and establish our position in the rapidly growing 5G infrastructure markets and our unique technology position in both the Proximity Sensing and Protection areas targeted at consumer equipment utilizing high energy radios. These positions are being established after several years of critical technology investment and development. Other key achievements under Mr. Maheswaran’s leadership included the continued improvement of our infrastructure with no major cyber security events in fiscal year 2021, the establishment of an environmental, social and governance strategy and process for the company, continued management of our operations and balance sheet, and our ongoing drive to establish new relationships and projects with key strategic customers such as Amazon and an ongoing outreach to our shareholders and potential new shareholders. The Compensation Committee also considered the Board’s comments and input on the performance of the CEO in the five major categories discussed above. Taking all of these items into account, the Compensation Committee established an individual performance factor of 180% for this portion of the CEO Bonus Plan.

CEO Annual Cash Incentive Payment for Fiscal Year 2021

Based on the established goals and the results described above, for fiscal year 2021, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $799,378, equal to 98.4% of his target annual cash incentive amount.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, complement annual cash incentives by motivating executives to create and sustain value in the Company, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price.

The following discussion of equity awards generally applies to the equity awards granted in fiscal year 2021 to our Named Executive Officers other than our CEO. Our CEO did not receive any new equity awards in fiscal year 2021.

The equity award vehicles used in fiscal year 2021 for the Named Executive Officers who received new awards were:

•	time-based restricted stock unit awards that vest in three equal annual installments (“Time-Based Units”); and

•

performance-based restricted stock units that vest based on our TSR relative to a benchmark of comparable semiconductor companies over 1-, 2- and 3-year performance periods (“Performance-Based Units”).

Each of these equity award vehicles constituted approximately 50% of the total target value of equity granted to our Named Executive Officers who received new awards in fiscal year 2021. In approving these equity awards, the Compensation Committee believed a mix of restricted stock units and performance-based restricted stock units would provide appropriate additional incentives to create value for our stockholders and to continue employment with the Company.

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For performance-based equity awards, the Compensation Committee believed that relative TSR would be an effective measure for evaluating our performance over a sustained time horizon while adjusting for broader market conditions in a volatile industry sector. The availability of an index comprised of a group of comparable semiconductor companies provides a strong benchmark for comparison of our relative TSR performance, and the use of relative TSR as a performance metric supplements the financial metrics we use to evaluate performance under our bonus plan.

Our equity incentive awards are subject to multi-year vesting. The equity awarded to our Named Executive Officers in fiscal year 2021 vests over three years. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of Time-Based Units are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs in fiscal year 2021 vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance-Based Restricted Stock Units

The Performance-Based Units granted to the NEOs in fiscal year 2021 are eligible to vest based on the Company’s TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD) (the “Index”). The Index was selected for this purpose because of its focus on the semiconductor industry and because it is a modified equal-weighted index, which means that (as opposed to a market capitalization-weighted index) it provides relatively greater exposure to mid- and small-cap stocks.

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COMPENSATION DISCUSSION AND ANALYSIS

A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award (with the first period consisting of our 2021 fiscal year, the second period consisting of our 2021 and 2022 fiscal years, and the third period consisting of our 2021, 2022 and 2023 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

Relative TSR Percentage	Award Multiplier
+50% or greater	200%
+25%	150%
0%	100%
-30%	25%
Less than -30%	0%

The Relative TSR Percentage for a performance period is equal to our TSR for that period minus the TSR of the Index for that performance period. For these purposes, TSR for both the Company and the Index is calculated based on the average prices over the 30-trading-day period preceding the performance period and the 30-trading day period ending with the last day of the performance period and assuming in each case that all dividends issued over the performance period are reinvested as of the payment date. The Award Multiplier is applied to the target number of shares allocated to the applicable performance period. If the Relative TSR Percentage falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

Fiscal Year 2021 Annual Equity Incentive Awards

For fiscal year 2021, the Compensation Committee granted our NEOs (with the exception of the CEO, who did not receive new equity awards in fiscal year 2021) annual Time-Based Units and Performance-Based Units covering the number of shares of our common stock set forth in the following table. As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based. Mr. Powell’s awards consisted entirely of Time-Based Units because they were granted later in the fiscal year when he joined the Company.

Executive	Time-Based Units	Performance-Based Restricted Stock Units (Target)
Mr. Chukwu	20,556	20,556
Mr. Beauchamp	16,667	16,667
Mr. Fulton	17,778	17,778
Mr. Powell	25,000	0

Vesting of Fiscal Year 2021, 2020 and 2019 Performance-Based Awards

As noted above, the first performance period for the fiscal year 2021 Performance-Based Units awarded to our NEOs consisted of our 2021 fiscal year, the second performance period for the fiscal year 2020 Performance-Based Units awarded to our NEOs (which were designed similarly to our fiscal year 2021 Performance-Based Units) consisted of our 2020 and 2021 fiscal years, and the third performance period for the fiscal year 2019 Performance-Based Units awarded to our NEOs (which were designed similarly to our

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fiscal year 2021 Performance-Based Units) consisted of our 2019, 2020 and 2021 fiscal years. Our Relative TSR Percentage and Award Multiplier for the applicable performance periods are shown in the table below.

Year of Grant	Measurement Period	% of Target Award Tied to Period	SMTC TSR	Index TSR	Relative TSR Percentage	Award Multiplier (% of Target Units Vesting)
Fiscal Year 2019	3 years Ending FYE21	33 1/3%	108.20%	149.36%	-40.15%	0.00%
Fiscal Year 2020	2 years Ending FYE21	33 1/3%	57.99%	171.64%	-113.65%	0.00%
Fiscal Year 2021	1 year Ending FYE21	33 1/3%	42.88%	66.54%	-23.66%	40.86%

The remaining one-third of the total number of Performance-Based Units granted in fiscal year 2020 remain outstanding and eligible to vest based on our relative TSR performance during the three-year performance period consisting of our fiscal years 2020-2022.

The remaining two-thirds of the total number of Performance-Based Units granted in fiscal year 2021 remain outstanding and eligible to vest based on our relative TSR performance during two- and three-year performance periods consisting of our fiscal years 2021-2022 and our fiscal years 2021-2023, respectively.

Fiscal Year 2020 CEO Equity Incentive Awards

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail below, the program was heavily weighted to performance-based equity. The Compensation Committee intends that the award represents Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023, and does not intend to grant an additional equity award to Mr. Maheswaran before fiscal year 2024.

The March 2019 award granted to Mr. Maheswaran consisted of the following three distinct components:

•	RSUs scheduled to vest annually over a four-year vesting period measured from the date of grant of the awards.

•

Performance-Based Units that followed the design of the Performance-Based Units awarded to our NEOs in fiscal year 2020, except that the vesting period of the award was extended from three years to four years (“Relative TSR PSUs”). These Performance-Based Units were eligible to vest based on the Company’s TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), applying the same vesting schedule and methodology as applied to the Performance-Based Units granted to our NEOs in fiscal year 2020, except that the award consists of four performance periods (with one-quarter of the target number of units covered by the award allocated to each of the four periods, and with the first period consisting of our 2020 fiscal year, the second period consisting of our 2020 and 2021 fiscal years, the third period consisting of our 2020, 2021 and 2022 fiscal years, and the fourth period consisting of our 2020, 2021, 2022, and 2023 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period.

•

The other type of Performance-Based Unit awarded to Mr. Maheswaran in fiscal year 2020 was subject to the attainment of pre-established absolute stock price levels (“Absolute Stock Price PSUs”). Specifically, this award was eligible to vest during the period commencing March 5, 2019 and ending March 5, 2024 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the award would vest if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $71.00; and the award will vest in full if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs

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COMPENSATION DISCUSSION AND ANALYSIS

during the Performance Period: 30% of the award would vest if the $71.00 vesting level under the awards was not previously attained and the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $71.00; the awards will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00; and there will be proportionate vesting (between 30% and 100% of the unvested portion of the award) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

The first two tranches of the Relative TSR PSUs awarded to Mr. Maheswaran in March 2019 (corresponding to the fiscal year 2020 measurement period and the fiscal years 2020 and 2021 measurement period, and covering half the target number of Relative TSR PSUs originally granted pursuant to the award) have been forfeited because the threshold level of relative TSR performance required in order for any portion of these tranches to vest was not achieved. The Absolute Stock Price PSUs corresponding to the $71.00 vesting level (30% of the total Absolute Stock Price PSUs awarded) vested on January 8, 2021 based on the average closing prices of the Company’s common stock for the period of 30 consecutive trading days ending on that date ($71.0013; the “January 8, 2021 Average Price”). The January 8, 2021 Average Price that resulted in the vesting of the first tranche of the Absolute Stock Price PSUs represented an increase in stockholder value of more than $1 billion over the value of the Company on the date of grant of the award (based on the value of a share of the Company’s common stock on the date of grant of the award of $55.04).

Fiscal Year 2022 Equity Awards

Consistent with the Compensation Committee’s intent in granting Mr. Maheswaran’s equity award in fiscal year 2020, Mr. Maheswaran did not receive any new equity awards from the Company for fiscal year 2022.

Our equity awards for our other NEOs in fiscal year 2022 consist of three types of awards: Time-Based Units, Relative TSR PSUs, and Absolute Stock Price PSUs. The Time-Based Units and Relative TSR PSUs awarded to our NEOs for fiscal year 2022 continue to have three-year vesting periods, with the Time-Based Units vesting annually over three years after the date of grant of the awards and the Relative TSR PSUs covering three performance periods (with one-third of the target number of units covered by the awards allocated to each of the three periods, and with the first period consisting of our 2022 fiscal year, the second period consisting of our 2022 and 2023 fiscal years, and the third period consisting of our 2022, 2023 and 2024 fiscal years). Vesting of the Relative TSR PSUs awarded in fiscal year 2022 will be determined based on our percentile ranking against a comparison group of companies based on the companies included in the S&P Semiconductor Select Industry Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance for the applicable performance period. The Absolute Stock Price PSUs awarded in fiscal year 2022 are similar to the Absolute Stock Price PSUs awarded to Mr. Maheswaran in fiscal year 2020 except that the Absolute Stock Price PSUs awarded to our other NEOs in fiscal year 2022 do not have vesting goals tied to achievement of a $71.00 stock value. The Absolute Stock Price PSUs awarded in fiscal year 2022 vest if, during any period of 30 consecutive trading days that commences and ends during a Performance Period ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the Performance Period, the Absolute Stock Price PSUs will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00, and there will be proportionate vesting (between 0% and 100%) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee granted our NEOs the following number of Time-Based Units, Relative TSR PSUs, and Absolute Stock Price PSUs for fiscal year 2022 in March 2021:

Executive	Time-Based Units	Performance-Based Restricted Stock Units (Target)	Absolute Stock Price PSUs
Mr. Maheswaran	–	–	–
Mr. Chukwu	13,380	13,380	7,042
Mr. Beauchamp	10,563	10,563	7,042
Mr. Fulton	10,563	10,563	70,42
Mr. Powell	–	–	–

Mr. Maheswaran did not receive any new Absolute Stock Price PSUs, or any other new equity award, from the Company for fiscal year 2022. Mr. Powell has not received new equity awards from the Company in fiscal year 2022 because of the awards he had recently been granted when he joined the Company.

Other Compensation

Perquisites and Benefits

During fiscal year 2021, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits on the same terms made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Executive Nonqualified Excess Plan, as amended and restated (our “Deferred Compensation Plan”), which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2021, the Company matched, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Nonqualified Deferred Compensation Plan-Fiscal Year 2021” in this Proxy Statement.

Severance; CEO Offer Letter

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

Mr. Maheswaran’s prior offer letter with the Company was scheduled to expire in December 2019. In November 2019, the Company entered into an amended and restated offer letter with Mr. Maheswaran (the “Offer Letter”). The Compensation Committee determined that continuing to provide Mr. Maheswaran with certain severance and other protections under the Offer Letter was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he no longer works for the Company.

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As amended, the Offer Letter provides for a five-year term commencing November 20, 2019, which will automatically be extended for additional one-year periods thereafter unless either party gives written notice at least 90 days in advance that the term will not be extended. Under the Offer Letter, Mr. Maheswaran will continue to serve as the Company’s President and Chief Executive Officer, will be nominated for re-election to the Board in connection with any expiration of his term in office as a member of the Board (unless such nomination is prohibited by law or an applicable listing standard), will receive an annual base salary of not less than $620,000 (subject to annual review by the Compensation Committee, but the Compensation Committee may not decrease such annual base salary rate), will receive Company equity awards in the discretion of the Compensation Committee, and will participate in the Company’s Chief Executive Officer Bonus Plan with an annual target bonus of not less than 125% of his base salary. Mr. Maheswaran is also entitled to participate in the Company’s benefit plans made generally available to the Company’s salaried employees and to participate in the Deferred Compensation Plan, with the Company matching the first 10% of his contributions to that plan.

Pursuant to the terms of the Offer Letter, in the event Mr. Maheswaran’s employment with us is terminated for reasons other than death, disability or “cause,” or if he terminates his employment for “good reason” within 90 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, up to 12 months continued welfare benefits (medical, dental, life and long-term disability insurance), and, except as otherwise provided in the applicable award agreement, 12 months accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment, and Mr. Maheswaran’s agreement and compliance with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then the unvested stock options and other equity based awards (other than Performance-Based Units, described below) generally will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards, but not including Performance-Based Units granted under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), its 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) and its 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), will become fully vested.

As to our Performance-Based Units awarded in fiscal years 2019 through 2021, and our Relative TSR PSUs awarded in fiscal year 2020 to our CEO, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index for a shortened performance period ending with the change in control. In such circumstances, a pro-rated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to

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the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the Semtech Corporation Executive Change in Control Retention Plan described below or the executive’s offer letter, the time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. On August 21, 2019, the Compensation Committee adopted the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”) (which replaced the prior Executive Change in Control Retention Plan that would have expired in December 2019). Mr. Maheswaran’s Offer Letter includes severance protections, discussed above. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Severance protections for Mr. Maheswaran are provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provides that he would be entitled to certain enhanced severance benefits if, within a “change in control window” (which is defined the same as described for the CIC Plan above), his employment with us is terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 90 days of an event giving rise to good reason. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a pro-rated annual cash incentive for the fiscal year of the termination, up to 24 months continued welfare benefits (medical, dental, life and long-term disability insurance), accelerated vesting of his unvested Deferred Compensation Plan balance, and except as otherwise provided in the applicable award agreement, full accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date.

These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment. In addition, Mr. Maheswaran’s Offer Letter provides that, except as provided in the applicable award agreement, upon a change in control of the Company, all outstanding and unvested performance vesting equity awards shall be deemed to meet the target level of performance for any open performance period, and will remain subject to any time-based vesting requirements (subject to accelerated vesting upon certain terminations of employment as provided above).

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the CIC Plan to the other NEOs as described above. As described above, Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position.

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, stock options, restricted stock, and restricted stock units) that has a value approximately equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. Our stock ownership guidelines also include equity award holding period requirements such that if an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of

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shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines. Each of our NEOs has met their required level of equity ownership of the Company under our stock ownership guidelines.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, in the case of Mr. Beauchamp, acceleration of certain equity awards upon a change in control of the Company, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

Section 162(m) Considerations

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Clawback Policy

The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2021. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair         Martin S.J. Burvill        Rodolpho C. Cardenuto         Ye Jane Li

Mr. Burvill was appointed to the Compensation Committee on March 31, 2021.

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2021 was an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2021, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2021 or currently.

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EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal years 2019-2021.

SUMMARY COMPENSATION TABLE – FISCAL YEARS 2019-2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Mohan R. Maheswaran (4)	2021	647,000	–	–	–	799,378	73,575	1,519,953
President and Chief Executive Officer	2020	620,000	–	25,126,480	–	279,000	70,475	26,095,955
	2019	617,692	–	4,694,518	–	788,175	70,094	6,170,479
Emeka N. Chukwu	2021	410,000	–	1,487,363	–	269,124	50,088	2,216,575
Exec. VP and Chief Financial Officer	2020	409,000	–	1,708,750	–	246,000	50,025	2,413,775
	2019	397,115	–	1,358,318	–	256,000	48,712	2,060,145
Gary M. Beauchamp (6)	2021	397,203	–	1,205,972	–	304,489	33,474	1,941,138
Exec. VP and GM Signal Integrity Products Group	2020	358,870	–	1,311,960	–	223,418	24,317	1,918,565
	2019	345,582	–	776,212	–	221,172	24,291	1,367,257
Alistair W. Fulton (5)	2021	346,000	–	1,286,356	–	203,473	37,003	1,872,832
VP and GM, Wireless and Sensing Products Group
Norris Powell (5)	2021	124,615	100,000	1,663,000	–	252,000	2,215	2,141,830
Sr. VP and Chief Human Resources Officer

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2021 and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.

For the Performance-Based Units granted during fiscal years 2019 through 2021, the grant-date values of the awards reported in the Summary Compensation Table above were calculated using a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K for the year in which the awards were granted. If we achieve the highest level of performance under the Performance-Based Units granted in each of those fiscal years (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020), the Performance-Based Units would vest and be paid at 200% of the target level. The Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020 cannot vest as to more than 100% of the target number of shares subject to the award. The following tables present, as to each of the Performance-Based Units granted to our NEOs in fiscal years 2021, 2020, and 2019 (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020, as that award cannot vest as to more than 100% of the target number of shares subject to the award): (a) the grant date fair value of the award calculated using the Monte Carlo simulation pricing model (the value included in the stock award column of the table above as compensation for the NEOs in that year) and (b) the “Maximum Value” of the award as of the grant date calculated by multiplying the number of shares subject to the award that would vest if the highest level of performance was achieved by the closing price of a share of common stock of the Company on the date of grant of the award.

Fiscal Year 2021 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	671,290	1,342,580
Mr. Beauchamp	544,292	1,088,584
Mr. Fulton	580,570	1,161,140
Mr. Powell	–	–

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EXECUTIVE COMPENSATION

Fiscal Year 2020 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	9,584,400	17,612,800
Mr. Chukwu	883,150	1,651,200
Mr. Beauchamp	706,520	1,320,960
Mr. Fulton	–	–
Mr. Powell	–	–

Fiscal Year 2019 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	2,435,768	4,865,000
Mr. Chukwu	679,615	1,357,405
Mr. Beauchamp	388,367	775,690
Mr. Fulton	–	–
Mr. Powell	–	–

The first, second and third tranches of the Performance-Based Units granted in fiscal year 2019 (each consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2019, the two-year period of fiscal years 2019 and 2020 and three-year period of fiscal years 2019, 2020 and 2021) were determined to vest at a rate of 180.18%, 90.16%, and 0.00% respectively. The first and second tranches of the Performance-Based Units granted in fiscal year 2020 (each consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2020 and the two-year period of fiscal years 2020 and 2021) (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020) have been forfeited in their entirety. The first tranche of the Performance-Based Units granted in fiscal year 2021 (consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2021) was determined to vest at a rate of 40.86%.

(2)

Amounts set forth in the “Non-Equity Incentive Plan Compensation” column for fiscal year 2021 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(3)

Amounts presented in the “All Other Compensation” column for fiscal year 2021 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, and to a group retirement saving program for Mr. Beauchamp, as indicated in the table below. Amounts presented in the “All Other Compensation” column for Mr. Beauchamp for fiscal year 2021 also include an auto benefit of $8,843 and a medical plan benefit of $1,824.

Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)	Group Retirement Saving Program (Canada) ($)
Mr. Maheswaran	8,875	64,700	–
Mr. Chukwu	9,088	41,000	–
Mr. Beauchamp	–	–	15,825
Mr. Fulton	9,323	27,680	–
Mr. Powell	–	2,215	–

(4)

As discussed in the CD&A above, the fiscal year 2020 stock award for Mr. Maheswaran is intended to represent Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023. The Compensation Committee did not award Mr. Maheswaran a new equity award when the Company’s annual equity awards were granted in fiscal year 2021 or in fiscal year 2022, and does not intend to grant an additional equity award to Mr. Maheswaran before fiscal year 2024. Approximately 85% of the total grant (based on the grant date value of the target number of shares subject to the awards) was subject to absolute and multi-year relative stock price-based vesting requirements.

(5)

Compensation is shown for Messrs. Fulton and Powell only for fiscal year 2021 as they were not named executive officers prior to that fiscal year. Mr. Powell joined the Company in September 2020 and received a $100,000 sign-on bonus that is included in the “Bonus” column of the table.

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(6)

As Mr. Beauchamp is headquartered in Canada and is paid in Canadian Dollars, the amounts reflected under “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are for fiscal year 2021 amounts, the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2021, which was 0.78249 U.S. Dollar to one Canadian Dollar, for fiscal year 2020, the exchange rate at January 26, 2020 of 0.760385 U.S. Dollar to one Canadian Dollar was used, and for fiscal year 2019, the exchange rate at January 27, 2019 of 0.75617 U.S.  Dollar to one Canadian Dollar was used.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2021. The material terms of each award are described below under “Description of Fiscal Year 2021 Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2021 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Maheswaran
Annual Incentive	N/A	223,438	812,500	1,625,000	–	–	–	–	–	–	–
RSU	N/A	–	–	–	–	–	–	–	–	–	–
PSU	N/A	–	–	–	–	–	–	–	–	–	–
Mr. Chukwu
Annual Incentive	N/A	82,000	328,000	574,000	–	–	–	–	–	–	–
RSU	3/3/2020	–	–	–	–	–	–	20,556	–	–	816,073
PSU	3/3/2020	–	–	–	5,139	20,556	41,112	–	–	–	671,290
Mr. Beauchamp
Annual Incentive	N/A	80,129	320,515	560,901	–	–	–	–	–	–	–
RSU	3/3/2020	–	–	–	–	–	–	16,667	–	–	661,680
PSU	3/3/2020	–	–	–	4,167	16,667	33,334	–	–	–	544,292
Mr. Fulton
Annual Incentive	N/A	61,250	245,000	428,750	–	–	–	–	–	–	–
RSU	3/3/2020	–	–	–	–	–	–	17,778	–	–	605,440
PSU	3/3/2020	–	–	–	4,445	17,778	35,556	–	–	–	580,570
Mr. Powell
Annual Incentive	N/A	63,000	252,000	441,000	–	–	–	–	–	–	–
RSU	11/18/2020	–	–	–	–	–	–	25,000	–	–	1,663,000
PSU	N/A	–	–	–	–	–	–	–	–	–	–

Legend
RSU	Time-Based Units	PSU	Performance-Based Units (other than APSUs)

(1)	All equity awards were made pursuant to the 2017 Plan.

(2)

The Non-Equity Incentive Plan Award granted to Mr. Maheswaran was granted pursuant to the terms of our CEO Bonus Plan. All Non-Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. As a participant in the CEO Bonus Plan, Mr. Maheswaran is ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to our executives in fiscal year 2022 for their performance in fiscal year 2021. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level. As Mr. Beauchamp is headquartered in Canada, the amounts reflected are for the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2021, which was 0.78249 U.S. Dollar to one Canadian Dollar.

(3)	These columns represent awards of Performance-Based Units. There is no guaranteed minimum payout for these awards.

(4)	The awards reflected in this column represent Time-Based Units.

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EXECUTIVE COMPENSATION

(5)

The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2021. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 100% in shares.

Description of Fiscal Year 2021 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above in the CD&A, we maintain two non-equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2021 payouts to Mr. Maheswaran were based on our non-GAAP operating income; net revenue growth; net revenue growth and EPS growth compared to certain peer companies; and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of business unit and individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2021 under our CEO Bonus Plan and the criteria for assessing performance under our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2021, are discussed in detail above in the CD&A. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2021, we granted two types of equity incentive awards to our NEOs (other than our CEO, who did not receive new equity awards in fiscal year 2021): Time-Based Units (“RSUs”) and Performance-Based Units (“PSUs”). The material terms of the RSUs and PSUs are described in the CD&A under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2021 were granted under, and subject to, the terms and conditions of the 2017 Plan and the award agreements applicable to such awards. The RSUs awarded to our NEOs in fiscal year 2021 vest over three years from the date of their grant. The PSUs awarded to our NEOs in fiscal year 2021 generally vest over three years from the date of their grant based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for the Company’s fiscal year 2021, fiscal years 2021 and 2022, and fiscal years 2021, 2022 and 2023 for each of the three measurement periods. Vested RSUs and PSUs are payable in an equal number of shares of our common stock.

None of the equity incentive awards granted to our NEOs in fiscal year 2021 entitles the recipient to dividend rights, except that awards of RSUs and PSUs include a right to be credited with dividend equivalents that are subject to the same vesting and payment terms as the underlying units to which they relate. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2021

The following table presents information regarding the outstanding equity awards held by each NEO as of January 31, 2021:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
3/5/2019 – APSU (3)	–	–	–	–		–	–	224,000	15,892,800
3/5/2019 – PSU (4)	–	–	–	–		–	–	20,000	1,419,000
3/5/2019 – RSU (5)	–	–	–	–		52,500	3,724,875	–	–
3/6/2018 – RSU (5)	–	–	–	–		21,667	1,537,274	–	–
2/23/2016 – NQSO	90,000	–	–	17.51	2/23/2022	–	–	–	–
TOTAL	90,000					74,167	5,262,149	244,000	17,311,800
MR. CHUKWU
3/3/2020 – PSU (4)	–	–	–	–		–	–	13,704	972,299
3/3/2020 – RSU (5)	–	–	–	–		20,556	1,458,448	–	–
3/5/2019 – PSU (4)	–	–	–	–		–	–	1,250	88,688
3/5/2019 – RSU (5)	–	–	–	–		10,000	709,500	–	–
3/6/2018 – RSU (5)	–	–	–	–		6,511	461,955	–	–
2/23/2016 – NQSO	15,000	–	–	17.51	2/23/2022	–	–	–	–
2/24/2015 – NQSO	6,000	–	–	28.60	2/24/2021	–	–	–	–
TOTAL	21,000					37,067	2,629,903	14,954	1,060,987
MR. BEAUCHAMP
3/3/2020 – PSU (4)	–	–	–	–		–	–	11,112	788,396
3/3/2020 – RSU (5)	–	–	–	–		16,667	1,182,524	–	–
3/5/2019 – PSU (4)	–	–	–	–		–	–	1,000	70,950
3/5/2019 – RSU (5)	–	–	–	–		7,334	520,347	–	–
3/6/2018 – RSU (5)	–	–	–	–		3,721	264,005	–	–
TOTAL						27,722	1,966,876	12,112	859,346
MR. FULTON
3/3/2020 – PSU (4)	–	–	–	–		–	–	11,852	840,899
3/3/2020 – RSU (5)	–	–	–	–		17,778	1,261,349	–	–
3/5/2019 – PSU (4)	–	–	–	–		–	–	834	59,172
3/5/2019 – RSU (5)	–	–	–	–		6,667	473,024	–	–
8/22/2018 – RSU (5)	–	–	–	–		1,000	70,950	–	–
3/6/2018 – NQSO	–	2,500	–	34.75	3/6/2024	–	–	–	–
3/6/2018 – RSU (5)	–	–	–	–		7,500	532,125	–	–
TOTAL		2,500				32,945	2,337,448	12,686	900,071
MR. POWELL
11/18/2020 – RSU (5)	–	–	–	–		25,000	1,773,750	–	–
TOTAL						25,000	1,773,750

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EXECUTIVE COMPENSATION

Legend
NQSO	Stock Options	PSU	Performance-Based Units (other than APSUs)
RSU	Time-Based Units	APSU	Absolute Stock Price Performance-Based Units

(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $70.95 (the closing price of the Company’s common stock on January 29, 2021, the last trading day of fiscal year 2021).

(2)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $70.95 (the closing price of the Company’s common stock on January 29, 2021, the last trading day of fiscal year 2021).

(3)

Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 5, 2019 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

(4)

The PSUs granted in fiscal year 2020 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2020, fiscal years 2020 and 2021, and fiscal years 2020, 2021 and 2022 (Mr. Maheswaran has a fourth period for the Company’s fiscal years 2020, 2021, 2022 and 2023). The first measurement period resulted in the vesting of 0.00% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award (or one-fourth of the target number of units originally granted pursuant to the award, in the case of Mr. Maheswaran), as of the last day of fiscal year 2020. The second measurement period resulted in the vesting of 0.00% of the target number of units in the second vesting tranche, one-third of the target number of units originally granted pursuant to the award (or one-fourth of the target number of units originally granted pursuant to the award, in the case of Mr. Maheswaran), as of the last day of fiscal year 2021. The amount reported in the table above represents the threshold number of PSUs that are eligible to vest for the fiscal year 2022 measurement period (and the fiscal year 2023 measurement period, in the case of the award granted to Mr. Maheswaran) (25%, the threshold level of performance, of the one-third of the target number of units originally granted pursuant to the award; or 25%, the threshold level of performance, of one-half of the target number of units originally granted pursuant to the award, in the case of Mr. Maheswaran).

The PSUs granted in fiscal year 2021 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2021, fiscal years 2021 and 2022, and fiscal years 2021, 2022 and 2023. The first measurement period resulted in the vesting of 40.86% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2021. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the second and third measurement periods under the awards (consisting of fiscal years 2021 and 2022, and fiscal years 2021, 2022, and 2023, respectively; covering two-thirds of the target number of units originally granted pursuant to the award).

(5)	The Time-Based Units have a time-based vesting schedule and vest in approximately equal annual installments over three or four years as set forth in the following table:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
11/18/2020	11/18/2021	11/18/2022	11/18/2023	11/18/2024
3/3/2020	3/3/2021	3/3/2022	3/3/2023	–
3/5/2019	3/5/2020	3/5/2021	3/5/2022	3/5/2023
8/22/2018	8/22/2019	8/22/2020	8/22/2021	8/22/2022
3/6/2018	3/6/2019	3/6/2020	3/6/2021	–

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Option Exercises and Stock Vested in Fiscal Year 2021

The following table identifies option awards that were exercised by our NEOs during fiscal year 2021 and other stock awards that vested during fiscal year 2021 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	35,000	1,474,901	156,834	9,744,386
Mr. Chukwu	21,000	711,729	19,460	906,814
Mr. Beauchamp	–	–	18,139	868,674
Mr. Fulton	1,250	27,882	10,004	483,888
Mr. Powell	–	–	–	–

(1)

The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation – Fiscal Year 2021

Our NEOs may elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and certain performance-based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

Prior to fiscal year 2019, we granted certain RSU awards to our NEOs that provided for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates (referred to as “Ownership Stock Units” or “OSUs”).

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The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2021, and the total deferred amounts for the NEOs at the end of fiscal year 2021:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2021

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Mr. Maheswaran	64,700	64,700	1,257,320	–	6,723,865
Mr. Chukwu	41,000	41,000	482,600	(204,403)	3,475,216
Mr. Beauchamp (5)	–	–	193,515	–	744,975
Mr. Fulton	27,680	27,680	22,750	–	135,787
Mr. Powell	2,215	2,215	(137)	–	4,293

(1)

These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2021. Base salary deferrals for each of the NEOs to the Deferred Compensation Plan in fiscal year 2021 were as follows: Mr. Maheswaran, $64,700; Mr. Chukwu, $41,000; Mr. Fulton, $27,680; and Mr. Powell, $2,215. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Years 2019-2021” above.

(2)

All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” reflect Company matching contributions that are also included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Years 2019-2021” above.

(3)

These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2021 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2021 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Years 2019-2021” above.

(4)

These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2021 was as follows: Mr. Maheswaran, $5,397,100; Mr. Chukwu, $2,680,576; Mr. Fulton, $135,787; and Mr. Powell, $4,293. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2021 was as follows: Mr. Maheswaran, $1,326,765; Mr. Chukwu, $794,640; and Mr. Beauchamp, $744,975. These values are based on a value of $70.95 per share, which was the closing price of the Company’s common stock on January 29, 2021, the last trading day of fiscal year 2021.

(5)	Mr. Beauchamp does not participate in the Deferred Compensation Plan because he is a Canadian resident.

Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” of the Company (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executives of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

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Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)

a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

(2)	payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with a one-year post-termination non-competition covenant.

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then

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outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on August 24, 2024, provided that (i) if a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control is entered into before August 24, 2024, the term of the CIC Plan will not terminate earlier than the first anniversary of the date the definitive agreement is entered into or (ii) if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran is entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company is terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminates his employment for “good reason” (as defined in the Offer Letter) within 90 days of an event giving rise to good reason, Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary;

(2)	12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage; and

(3)

unless otherwise provided in the applicable award agreement, 12 months accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions as of the severance date (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions as of the severance date).

In the event Mr. Maheswaran’s employment by the Company is terminated under the circumstances described above and such termination of employment occurs during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)

a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro-rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

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(4)

unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above is contingent on him providing a general release of claims in favor of the Company and, in the case of an involuntary termination outside a change in control window, complying with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provides that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards under the severance provisions of the Offer Letter as described above).

Mr. Beauchamp’s Letter Agreement

As noted above, Mr. Beauchamp does not participate in the CIC Plan. He has entered into a letter agreement with the Company that provides if a “change in control” of the Company occurs prior to September 1, 2021, any outstanding and unvested equity award will fully vest (with performance-based awards deemed to vest as to the “target” number of shares or units for any open performance periods, except as otherwise provided in the applicable award agreement). Mr. Beauchamp is not entitled to any severance benefits, except as provided by applicable law.

For purposes of Mr. Beauchamp’s letter agreement, the term “change of control” has the same meaning as provided under the CIC Plan.

Equity Awards

Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”), and the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”) generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the

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termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan, Mr. Maheswaran’s Offer Letter or Mr. Beauchamp’s letter agreement, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan, the 2013 Plan and the 2017 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate.

The Performance-Based Units are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be terminated in connection with the change in control), notwithstanding the provisions of the CIC Plan, Mr. Maheswaran’s Offer Letter and Mr. Beauchamp’s letter agreement. For a discussion of the treatment of the PSU Awards granted in fiscal years 2018 through 2020 in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above. For a discussion of the treatment of the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020, see “Equity Incentive Awards – Fiscal Year 2020 CEO Annual Equity Incentive Award” in the Compensation Discussion and Analysis section above.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following events: attainment of “normal retirement age” (as defined in the Deferred Compensation Plan), death, “disability” (as defined in the Deferred Compensation Plan), or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran and Chukwu. In connection with these arrangements, the Company has agreed that if Messrs. Maheswaran or Chukwu dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

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Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming occurrence on January 31, 2021. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 31, 2021

	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Insurances ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause (1)	650,000	–	29,834	2,778,899	–	3,458,733
Termination For Cause	–	–	–	–	–	–
Death or Disability	–	–	–	–	250,000	250,000
Change In Control (1)	–	–	–	5,262,149	–	5,262,149
Certain Terminations In Connection With a Change In Control (1)	1,300,000	2,437,500	59,668	–	–	3,797,168

(1)

The Change in Control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by Mr. Maheswaran were to accelerate on a change in control that occurred on the last day of fiscal year 2021, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 29, 2021, the last trading day of its fiscal year 2021, was $70.95. The value of the unvested shares underlying the restricted stock unit awards held by Mr. Maheswaran at the end of the fiscal year has been included based on that closing price. We estimated that none of the Performance-Based Units (including the Absolute Stock Price PSUs) held by Mr. Maheswaran at the end of the fiscal year would vest, based on the performance metrics associated with the awards and the closing price for a share of the Company’s common stock on January 29, 2021, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations. Accordingly, no value has been included for these awards in the table above.

If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then his employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2021 in connection with a change in control pursuant to his Offer Letter, his equity awards would not have vested on the change in control but would have vested in connection with such termination of his employment (as to Performance-Based Units, with performance-based vesting measured based on actual performance through the change in control). The value of the equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2021 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction ($5,262,149, calculated as described in the preceding paragraph).

If Mr. Maheswaran’s employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2021 but not in connection with a change in control pursuant to his Offer Letter, the value of his Time-Based Units that would have vested in these circumstances would have been $2,778,899 (determined by multiplying the unvested shares underlying the awards that would have accelerated by $70.95, the closing price of the Company’s common stock on the last trading day of fiscal year 2021).

(2)	If Mr. Maheswaran died while employed by the Company, his estate would receive a death benefit of $250,000 pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full

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(with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2021.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Beauchamp, Fulton and Powell (the “Other Executives”) would be entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming occurrence on January 31, 2021. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and the particular NEO may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 31, 2021

Reason for Termination	Base Salary ($)	Bonus ($)	Payment of Medical Benefits Premiums ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Beauchamp (4)	115,570	–	–	–	–	115,570
Mr. Fulton	–	–	–	–	–	–
Mr. Powell	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	250,000	250,000
Mr. Beauchamp	–	–	–	–	–	–
Mr. Fulton	–	–	–	–	43,844	43,844
Mr. Powell	–	–	–	–	2,147	2,147
Change In Control (1)
Mr. Chukwu	–	–	–	3,602,202	–	3,602,202
Mr. Beauchamp	–	–	–	2,755,272	–	2,755,272
Mr. Fulton	–	–	–	3,178,347	–	3,178,347
Mr. Powell	–	–	–	1,773,750	–	1,773,750
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	410,000	656,000	29,834	–	–	1,095,834
Mr. Beauchamp (4)	115,570	–	–	–	–	115,570
Mr. Fulton	350,000	490,000	29,706	–	43,844	913,550
Mr. Powell	360,000	504,000	29,834	–	2,147	895,981

(1)

The change in control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding (except as provided in Mr. Beauchamp’s change in control letter agreement described above).

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control that occurred on the last day of fiscal year 2021, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 29, 2021, the last trading day of its fiscal year 2021, was $70.95. The value of the unvested shares underlying the restricted stock unit awards held by the Named Executive Officer at the end of the fiscal year has been included based on that closing price. We estimated as of January 31, 2021 (the last day of the Company’s fiscal year 2021), based on the performance metrics associated with the awards, and taking into consideration the shortened performance

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periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by the Named Executive Officers on that date would vest as follows: the awards granted on March 5, 2019 (fiscal year 2020) were estimated to vest at 0% of the target number of shares subject to the awards and the awards granted on March 3, 2020 (fiscal year 2021) were estimated to vest at 40.86% of the target number of shares subject to the awards. Accordingly, no value for the Performance-Based Units awarded in fiscal year 2020 has been included in the table above and the values included in the table above for the Performance-Based Units awarded in fiscal year 2021 reflects the 40.86% of the target number of units subject to the award that would have vested had the change in control occurred at the end of fiscal year 2021 multiplied by the January 29, 2021 closing price of a share of the Company’s common stock.

If the Name Executive Officer’s equity awards had been assumed and continued following a change in control, and then the executive’s employment had terminated in circumstances entitling the executive to severance benefits pursuant to the CIC Plan at the end of fiscal year 2021 (as to the executives who participate in that plan), the executive’s equity awards would not have vested on the change in control but would have vested in connection with such termination of his employment (as to Performance-Based Units, with performance-based vesting measured based on actual performance through the change in control). The value of the Named Executive Officer’s equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2021 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction (calculated as described in the preceding paragraph).

(2)

For Messrs. Fulton and Powell, the amount in this column reflects the vesting of unvested Company matching contributions under the Deferred Compensation Plan, and for Mr. Chukwu, the amount in this column reflects the death benefit that would be paid to his estate in the event of his death while employed by the Company pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of the CIC Plan, if any payment or benefit received by a Named Executive Officer participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Named Executive Officers participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2021.

(4)

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. The base salary severance amount included above equals 15 weeks of Mr. Beauchamp’s weekly rate of base salary as in effect on January 31, 2021, which we estimate is the minimum statutory severance Mr. Beauchamp would have been entitled to receive in the event his employment had been terminated by the Company without cause and with at least eight weeks advance notice on January 31, 2021. This amount, as reflected in the table above, is the U.S. Dollar equivalent at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2021, which was 0.78249 U.S. Dollar to one Canadian Dollar.

CEO PAY-RATIO DISCLOSURE

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2021 was $1,519,953 (which, as discussed in the Compensation Discussion and Analysis section above), and the median of the total fiscal year 2021 compensation of all of our employees (excluding our CEO) was $95,554. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2021 to the median of the total fiscal year 2021 compensation of all of our employees (excluding our CEO) to be 16 to 1.

We identified the median employee by taking into account the total cash compensation paid for fiscal year 2021 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on January 26, 2021, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for fiscal year 2021, and we did not annualize the compensation for any employees who were not employed by us for all of fiscal year 2021. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for fiscal year 2021 was determined using the same rules that apply to reporting the compensation of our

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EXECUTIVE COMPENSATION

Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

•	2017 Long-Term Equity Incentive Plan (the “2017 Plan”)

•	2013 Long-Term Equity Incentive Plan (the “2013 Plan”)

•	2008 Long-Term Equity Incentive Plan (the “2008 Plan”)

•	Long-Term Stock Incentive Plan (the “1998 Plan”)

The Company’s 2017 Plan was approved by the Company’s stockholders on June 15, 2017. The 2013 Plan, 2008 Plan and 1998 Plan were also approved by the Company’s stockholders. However, no new awards can be granted under the 2013 Plan, under the 2008 Plan, or under the 1998 Plan.

The following table sets forth information with respect to shares of Company common stock that may be issued under our equity compensation plans as of January 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	2,909,865	$30.28	7,217,986	(3)
Total	2,909,865	$30.28	7,217,986

(1)

Includes the maximum number of shares potentially issuable in connection with Performance-Based Unit awards. This number also includes 20,213 shares that are subject to options granted under the 2013 and 2017 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the 2017 Plan, and for purposes of determining the number of shares available for award grant purposes under the 2017 Plan, are subject to the share-counting ratio for “full-value awards.”

(2)

Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options.

(3)

All of these shares of our common stock remain available for future issuance under our 2017 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards, executive ownership restricted stock unit awards, stock bonuses, and other stock awards authorized under the 2017 Plan. Shares issued in respect of any “full-value award” granted under the 2017 Plan (generally, a “full-value award” is an award other than a stock option or stock appreciation right) are counted against the overall 2017 Plan share limit as 2.6 shares for every one share issued in connection with such award. Any shares subject to a stock option, and 2.6 times the number of shares subject to a full-value award, granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan that expires, or for any reason is cancelled or terminated, also become available for award grant purposes under the 2017 Plan.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 31, 2021 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;

– discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 31, 2021 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	James P. Burra	Saar Gillai	Paula LuPriore	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as the Company’s principal accountant to perform independent audit services for fiscal year 2022.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Board will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

✓	The Board recommends a vote FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 31, 2021, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services.

During fiscal year 2021, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal years 2021 and 2020, and for audit and non-audit services rendered by Deloitte for those years:

	Fiscal Year 2020	Fiscal Year 2021
Audit Fees	$2,219,180	$1,996,823
Audit-Related Fees	–	–
Tax Fees:
Tax Compliance Fees	632,608	448,522
Other Tax Fees	32,610	157,709
All Other Fees	–	–
Total	$2,884,398	$2,603,054

The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q.

This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Tax Fees.

Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.

Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval

of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during fiscal years 2020 and 2021.

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ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proposal Number 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the CD&A, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

As described more fully in the CD&A, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The compensation of our Named Executive Officers identified in our 2020 Proxy Statement received the support of approximately 80% of the votes cast on our say-on-pay proposal at our June 2020 annual meeting. We maintained our executive compensation philosophy, focused on performance-based compensation with rigorous goals, in fiscal year 2021 and did not adjust any of the goals established under our executive compensation programs despite the impact of the global pandemic.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

✓	The Board recommends a vote FOR the advisory resolution to approve executive compensation

The Company’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2022 Annual Meeting of Stockholders.

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OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., (Eastern Time), on June 9, 2021.
Online Go to www.investorvote.com/SMTC or scan the QR code – login details are located in the shaded bar below.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Martin S.J. Burvill	☐	☐	02 - Rodolpho C. Cardenuto	☐	☐	03 - Bruce C. Edwards	☐	☐
	04 - Saar Gillai	☐	☐	05 - Rockell N. Hankin	☐	☐	06 - Ye Jane Li	☐	☐
	07 - James T. Lindstrom	☐	☐	08 - Paula LuPriore	☐	☐	09 - Mohan R. Maheswaran	☐	☐
	10 - Sylvia Summers	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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Semtech Corporation 2021 Annual Meeting of Stockholders

June 10, 2021, 11:00 a.m. Pacific Time

Semtech Corporation Offices

200 Flynn Road, Camarillo, California 93012

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.investorvote.com/SMTC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMTC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 10, 2021

Mohan R. Maheswaran and Emeka N. Chukwu, or each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 10, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.